UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

VICTORIA’S SECRET & CO.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022
PROXY STATEMENT

VS&Co
VICTORIA'S SECRET & CO.

BRANDS THAT INSPIRE. EMPOWER. UPLIFT.

VS&Co comprises two market-leading brands, Victoria’s Secret and Victoria’s Secret PINK, that share a common purpose of inspiring and uplifting our customers in every stage of their lives. We are committed to empowering our more than 30,000 associates across a global footprint of nearly 1,400 retail stores in more than 70 countries. We provide our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Victoria’s Secret

Victoria’s Secret is the leading specialty retailer of women’s lingerie, prestige fragrance, body care, accessories, athletic and lounge wear. We are on a mission to champion, celebrate and advocate for women and the causes that matter most to them. Through the transformative power of our products and experiences we hope to bring inspiration, confidence, comfort and joy to women around the world.

PINK

PINK is a lifestyle brand that is focused on celebrating and supporting the power of community, fostering positive mental health among young adults and being kinder to the planet. Together, with our customers, PINK honors diversity, equity and inclusion, self confidence and individuality. Our products are made to feel good both inside and out and include loungewear, knit tops, bras, panties, activewear, accessories, beauty and more.

WHAT INSPIRES US TO INSPIRE YOU

We are a business and a team inspired by a commitment to our customers. Understanding them. Advocating for them. Celebrating them. And creating positive, lasting change that improves their lives.

Our ability to be a force for good in the world is founded in our shared values, and our dedication to living them in everything we do. Behaving inclusively. Creating equity. Acting with integrity. Behaving ethically. These behaviors manifest themselves in how we treat each other, how we treat customers and how we support the communities in which we live and work. Our values are more than a source of pride — they’re a source of performance that leads to growth that benefits all our communities.

Letter from Our

Chief Executive Officer and Chair of Our Board

To our valued stockholders,

We are honored to be writing to you on behalf of our Board of Directors and management team to share our first ever Victoria’s Secret and Co. (“VS&Co”) proxy statement and annual report. This represents so much more than just a first accounting of our performance as a publicly traded company. It is evidence of the new era we have entered for our business and our brands.

Looking back on 2021, this past year was one in which we put our values and the health of our people and partners front and center. We also rallied our passionate team and partners around a clear vision along with the work ahead of us to rebuild our business. As a company, we undertook not simply an evolution, but a revolution. And that revolution started with a commitment to listen, learn and change.

The message from our customers was clear: they need us to be there for them – all of them – in every phase of their lives. They need us to offer products, spaces, and experiences that support and champion them. Embracing that feedback, we updated our stores, marketing, social media presence, and more to reflect the diverse beauty that is VS&Co’s customer base. We also had some important firsts, including celebrating Mother’s Day and Breast Cancer Awareness Month with the launch of maternity and mastectomy bras in Victoria’s Secret and launching a gender-neutral line in PINK.

We declared our Victoria’s Secret vision to be the world’s leading advocate for women and established the VS Collective, bringing together a diverse group of trailblazing women who represent Victoria’s Secret’s customers to help us drive positive change. Through the VS Voices podcast, we created a new platform to champion women’s voices and perspectives. We also continued to support our communities and causes that are important to our customers and teams. Through the newly established VS&Co Foundation we have committed at least $10 million per year to improving cancer outcomes for women, supporting the mental health of young adults, and investing in diverse women leaders, among other causes.

We embraced becoming a standalone business with stores in more than 70 countries around the world and direct shipping to customers in approximately 200 countries and territories as an opportunity to create a new, more global culture and make VS&Co a company that associates are proud to call their own. We made a commitment to being a diverse and inclusive workplace where every associate can aspire and achieve. We hired a Chief Diversity Officer, built our diversity, equity and inclusion (“DEI”) team, and, most importantly, we committed to making diversity, equity, and inclusion an integral part of everything we do. This extends to our purpose-built Board of Directors, which brings together a group of directors that possess not only the right combination of experience and expertise to help steer the continued transformation and growth of VS&Co, but also diverse voices that reflect our associates, customers, and partners. Of the seven directors on our Board, six are independent, six are women, and three are racially or ethnically diverse.

The Board and management team are also working to actively foster a culture of transparency in which innovation and new ideas are championed, and asking questions and challenging convention are both expected and celebrated. As part of this, the organization now has frequent communication touchpoints to ensure associates not only hear regularly and directly from leaders, but also have opportunities to ask questions, share ideas, and raise concerns openly or confidentially. This commitment extends beyond our associate population. We have implemented industry-leading model engagement standards to ensure a safe, welcoming, and respectful environment for everyone who works with our brands.

    Letter from Our Chief Executive Officer and Chair of Our Board

PURPOSE-DRIVEN BRAND REVOLUTION DRIVES FINANCIAL PROGRESS

The team’s focus on our customers, associates, and partners helped turn what was arguably one of the most challenging years for our industry into one of the best for VS&Co. Our Annual Report details the specifics of the Company’s 2021 performance, but the main takeaway is that the business returned to consistent, profitable growth. Sales grew 25% to $6.8 billion, with significant operating income growth to $870 million from a reported loss of $101 million in 2020. The Company achieved EBITDA of $1.2 billion and generated approximately $680 million in free cash flow. With this cash, we plan to reinvest in the business for future growth. We are also committed to returning value to you, our stockholders, and our Board recently approved our first-ever share repurchase program in December 2021 and a second share repurchase program in March 2022.

It’s not only the strength of the Company’s results that is important but also how the team achieved them. We leaned into our strengths and recommitted to our core, returning to what we do best: launching new, innovative products.

We were prudent, and the Board oversaw responsible management of expenses, including acting with agility to adapt quickly as the COVID-19 and operating landscapes shifted. At the same time, we kept our eye on the long term and continued to invest strategically where it mattered for our customers. We refreshed nearly our entire fleet of stores, launched our new Store of the Future concept, and invested in our omni-channel experience.

Our Board and management team are also highly focused on driving sustainability beyond performance and brand levels to looking carefully at how to be a good steward of our planet. We strengthened this commitment by establishing the VS&Co Environmental Sustainability Committee to steer and execute priority initiatives across the organization. This work includes establishing baseline data on our carbon footprint to then aid in our development of a formal science-based, greenhouse gas reduction target as well as a focus on sustainable sourcing strategies.

OUR PATH FORWARD

Without a doubt, 2021 was a milestone year for VS&Co, and we are incredibly grateful to our talented team of associates, our fellow members of the Board, and our valued partners, customers, and stockholders. While some of the year’s challenges will follow us in 2022, VS&Co is prepared to meet them. The Company is moving forward with a continued focus on:

•	Being best at bras: Launching at least two bras per year and leveraging our unique understanding of our customers to drive innovation and be the best intimates shopping destination.

•

Integrating, personalizing, and enhancing the customer experience: Investing in digital first, our Store of the Future concept and omni-channel strength. With these initiatives plus an expanded global presence, we’ll meet our customers wherever and however they want to engage.

•

Prioritizing people and planet: Accelerating advocacy for women, launching new DEI goals and measures, and publishing our first ESG summary report in April and our first ever full ESG report this Fall with transparent accounting of key metrics, including carbon impact, workforce diversity, pay equity, and more.

•	Launching new platforms for growth: Investing in new brands, business model extensions, and wholesale partnerships.

    Letter from Our Chief Executive Officer and Chair of Our Board

The revolution of VS&Co is a commitment, not a destination. It’s a daily promise to our customers, our associates, our communities, and our planet to do the best we can for them. We’ve taken important steps, but we are just getting started. With the power of our more than 30,000 associates, engaged Board, and industry-leading vendor partners, we are highly confident in the Company’s direction and future.

Sincerely,

Donna James	Martin Waters
Chair of the Board	Chief Executive Officer

April 14, 2022

Victoria’s Secret & Co.

Notice of Annual Meeting of Stockholders

To Our Stockholders:

Notice is hereby given that the 2022 Annual Meeting of Stockholders of Victoria’s Secret & Co. (“VS&Co”) will be held virtually via live audio webcast on Friday, May 27, 2022, at 8:30 a.m., Eastern Time. Stockholders may participate in, vote, and submit questions during the 2022 Annual Meeting online at www.proxydocs.com/VSCO. At the meeting, stockholders will be asked to vote on the following proposals:

1.	To elect eight directors to serve until the 2023 annual meeting of stockholders;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Each of these proposals is described more fully in the accompanying Proxy Statement. Only holders of record of VS&Co common stock at the close of business on March 31, 2022 are entitled to notice of, and to vote at, the 2022 Annual Meeting and any adjournments or postponements thereof.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

We will be utilizing Securities and Exchange Commission (“SEC”) rules that allow us to make the Proxy Statement, Annual Report on Form 10-K, and other proxy materials available on the Internet as the primary means of furnishing the proxy materials to stockholders. Rather than mailing stockholders a paper copy of our proxy materials, on or about April 14, 2022, we will mail to stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to gain online access, free of charge, to our proxy materials. This notice will also include information on how to request a printed set of proxy materials. The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and Notice of Annual Meeting of Stockholders are available at www.proxydocs.com/VSCO.

HOW TO VOTE YOUR SHARES

Your vote is important. Please read the accompanying Proxy Statement and vote right away using any of the following methods:

Stockholders of Record	Vote by Internet at www.proxydocs.com/VSCO

Vote by Telephone at 1-866-977-5067

Vote by Mail by requesting a printed set of proxy materials and then completing, signing and returning the proxy card you receive in response to your request

Beneficial Stockholders	If you are a beneficial owner, you will receive instructions from your bank, broker, or other nominee that you will need to follow in order to vote your shares.

    Notice of Annual Meeting of Stockholders

ATTENDING THE MEETING

In an effort to encourage all of our stockholders to attend the 2022 Annual Meeting virtually from any location convenient to them, as well as alleviate concerns about the COVID-19 pandemic and the environmental impact of traveling to an in-person meeting, the 2022 Annual Meeting will be conducted exclusively online via live audio webcast. Stockholders will not be able to attend the 2022 Annual Meeting in person.

To participate in the 2022 Annual Meeting, please visit www.proxydocs.com/VSCO. In order to attend, you must register in advance at www.proxydocs.com/VSCO using the 12 digit control number found on your Notice Regarding the Availability of Proxy Materials or your proxy card. Upon completing your registration, you will receive further instructions via email, including information about your unique link that will allow you access to the meeting and to vote and submit questions during the meeting.

Stockholders will be able to listen, vote, examine our stockholder list, and submit questions during the virtual meeting. Whether or not you plan to attend the 2022 Annual Meeting, please vote your shares as soon as possible to ensure they are represented at the meeting.

By Order of the Board of Directors,

Donna James

Chair of the Board

April 14, 2022

Safe Harbor Statement Under the Private Securities Litigation Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made by VS&Co, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, could affect our financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•	the spin-off from L Brands, Inc. may not be tax-free for U.S. federal income tax purposes;

•	a loss of synergies from separating the businesses that could negatively impact our balance sheet, profit margins or earnings;

•	we may not realize all of the expected benefits of the spin-off;

•

general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions, including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the novel coronavirus (COVID-19) global pandemic has had and may continue to have an adverse effect on our business and results of operations;

•	the seasonality of our business;

•	difficulties arising from turnover in company leadership or other key positions;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	our dependence on mall traffic and the availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels;

•	our ability to successfully operate and expand internationally and related risks;

•	our independent franchise, license, wholesale, and joint venture partners;

•	our direct channel business;

•	our ability to protect our reputation and the image of our brands;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	our ability to maintain, enforce and protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;

    Safe Harbor Statement Under the Private Securities Litigation Act of 1995

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability, environmental hazards or natural disasters;

•	significant health hazards or pandemics, which could result in closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in impacted areas;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	delays or disruptions in shipping and transportation and related pricing impacts;

•	disruption due to labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	our geographic concentration of vendor and distribution facilities in central Ohio and Southeast Asia;

•	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in freight, product input and energy costs, including those caused by inflation;

•	our ability to adequately protect our assets from loss and theft;

•	claims arising from our self-insurance;

•	our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;

•	our ability to maintain the security of customer, associate, third-party and company information;

•	stock price volatility;

•	shareholder activism matters;

•	our ability to maintain our credit rating;

•	our ability to service or refinance our debt and maintain compliance with our restrictive covenants;

•	our ability to comply with laws, regulations and technology platform rules or other obligations related to data privacy and security;

•	our ability to comply with regulatory requirements;

•	legal and compliance matters;

•	tax, trade and other regulatory matters; and

•	other risk factors identified in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this Proxy Statement to reflect circumstances existing after the date of this report, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the SEC on March 18, 2022.

References

“VS&Co,” “the Company,” “we,” “us,” and “our” refers to Victoria’s Secret & Co. together with its subsidiaries unless the context otherwise requires. Our fiscal year ends on the Saturday nearest to January 31. As used herein, “2021” and “fiscal 2021” refer to the 52-week period ended January 29, 2022, and “2020” and “fiscal 2020” refer to the 52-week period ended January 30, 2021.

    Safe Harbor Statement Under the Private Securities Litigation Act of 1995

Non-GAAP Financial Measures

In addition to our results provided in accordance with U.S. generally accepted accounting principles (“GAAP”), this Proxy Statement and accompanying letter to stockholders includes non-GAAP financial measures such as EBITDA and free cash flow and presents operating income (loss), net income (loss) and net income (loss) per diluted share in fiscal 2021 and fiscal 2020 on an adjusted basis, which remove certain special items. We believe that these special items are not indicative of our ongoing operations due to their size and nature. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of non-GAAP financial information provides an additional means for investors to evaluate our operating performance, and the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. Non-GAAP financial measures should not be used exclusively in evaluating our business and operations. Please see Appendix A of this Proxy Statement and pages 37 and 38 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the SEC on March 18, 2022, for additional detail on adjusted results and a reconciliation between non-GAAP financial measures and the most directly comparable GAAP financial measure.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. We urge you to read the entire Proxy Statement carefully before voting.

PROXY STATEMENT

This Proxy Statement is furnished to stockholders of Victoria’s Secret & Co. in connection with the solicitation of proxies by the VS&Co Board of Directors (the “Board”) for use at the annual meeting of VS&Co stockholders to be held on May 27, 2022 (the “2022 Annual Meeting”) and any adjournments or postponements thereof. We are mailing the Notice Regarding the Availability of Proxy Materials to stockholders on or about April 14, 2022.

The Notice Regarding the Availability of Proxy Materials (the “Notice”) directs stockholders to a website where they can access our proxy materials, including this Proxy Statement, the Notice of Annual Meeting of Stockholders, and our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 (the “2021 Annual Report”). If you would prefer to receive a printed set of our proxy materials mailed to you, please follow the instructions set forth in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD MAY 27, 2022

The Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, and the 2021 Annual Report are available at www.proxydocs.com/VSCO.

ANNUAL MEETING INFORMATION

May 27, 2022	8:30 a.m., Eastern Time	March 31, 2022

DATE	TIME	RECORD DATE

The 2022 Annual Meeting will be conducted exclusively online via live audio webcast. Stockholders will not be able to attend the 2022 Annual Meeting in person. Instead, stockholders can join and attend the meeting virtually by visiting and registering at www.proxydocs.com/VSCO.

LOCATION

The SEC allows us to deliver a single copy of the Notice or other proxy materials to multiple stockholders who share the same address, unless the stockholders instruct us otherwise. We intend to use this delivery method, known as “householding,” in order to reduce the expense and environmental impact of mailing proxy materials. You can receive another copy of the Notice or other proxy materials, without charge, by written request via mail to our Corporate Secretary at our principal executive offices at Four Limited Parkway, Reynoldsburg, Ohio 43068. If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

VS&Co | 2022 Proxy Statement	1

    Proxy Summary

HOW TO ATTEND THE ANNUAL MEETING

The 2022 Annual Meeting will be held virtually via live audio webcast on Friday, May 27, 2022 at 8:30 a.m., Eastern Time. Stockholders will not be able to attend the 2022 Annual Meeting in person. To participate in the 2022 Annual Meeting, please visit www.proxydocs.com/VSCO and register in advance using the 12 digit control number found on your Notice Regarding the Availability of Proxy Materials or your proxy card. Upon completing your registration, you will receive further instructions via email, including information about your unique link that will allow you to attend the meeting and to vote and submit questions during the meeting.

Stockholders will be able to submit questions during the virtual meeting in the meeting portal. In addition, stockholders can submit questions in advance when registering for the meeting at www.proxydocs.com/VSCO. Stockholders who wish to submit a question in advance of the meeting will need to register for the meeting using their 12 digit control number. After the 2022 Annual Meeting is adjourned, we will hold a live webcast questions and answers (“Q&A”) session. During the Q&A session of the meeting, we intend to answer questions as they come in and address those asked in advance, to the extent relevant to the business of the meeting and as time permits.

HOW TO VOTE YOUR SHARES

Even if you plan to virtually attend the 2022 Annual Meeting, please vote your shares as soon as possible to ensure they are properly represented at the meeting. Each share of VS&Co common stock entitles the holder thereof to one vote. Stockholders of record at the close of business on March 31, 2022 (the “Record Date”) can vote at the 2022 Annual Meeting online at www.proxydocs.com/VSCO, by telephone at 1-866-977-5067, or by requesting a printed set of proxy materials and then completing, signing and returning the proxy card. If you are a beneficial owner of VS&Co common stock, you will receive instructions from your bank, broker, or other nominee that you will need to follow in order to vote your shares.

PROPOSALS TO BE VOTED ON

Your vote is very important. Please cast your vote on all proposals promptly to ensure that your shares are represented at the 2022 Annual Meeting.

Proposal	Board Recommendation	For More Information

1. Election of Directors	FOR all nominees	Page 7

2. Advisory Vote on Executive Compensation	FOR	Page 62

3. Advisory Vote on Frequency of Vote on Executive Compensation	ONE YEAR	Page 63

4. Ratification of Ernst & Young LLP as Independent Public Accounting Firm	FOR	Page 67

We do not know of any other matters that will be considered at the 2022 Annual Meeting. If any matter other than the proposals described in this Proxy Statement arises at the meeting, you instruct the Company-designated proxy holders to vote your shares in accordance with the recommendations of the Board.

The order of business of the 2022 Annual Meeting and all matters relating to the manner of conducting the meeting will be determined by the chair of the meeting. The 2022 Annual Meeting will be conducted in a manner designed to accomplish the business of the meeting in a prompt and orderly fashion and to be fair and equitable to all stockholders.

2	VS&Co | 2022 Proxy Statement

    Proxy Summary

COMPANY OVERVIEW

Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of women’s intimate and other apparel and beauty products marketed under the Victoria’s Secret and PINK brand names. We operate more than 890 Victoria’s Secret and PINK stores in the United States, Canada and Greater China as well as online at www.VictoriasSecret.com and www.PINK.com and other online channels worldwide. Additionally, Victoria’s Secret and PINK have more than 450 stores in more than 70 countries operating under franchise, license and wholesale arrangements. VS&Co also includes the Victoria’s Secret and PINK merchandise sourcing and production function serving us and our international partners. We operate as a single segment designed to seamlessly serve customers worldwide through stores and online channels.

Our business operates two category-defining intimates and beauty brands, Victoria’s Secret and PINK. We offer a range of products across intimate apparel, sleepwear, loungewear, swimwear and beauty.

Victoria’s Secret

Victoria’s Secret is a leading lingerie brand, with an established history of over 40 years. The Victoria’s Secret brand celebrates female confidence and inspires women with beautiful products and experiences. Victoria’s Secret offers bras, panties, lingerie, sleepwear, loungewear, sport and swim products across its global retail locations and its online e-commerce channel. Bras and panties represent the two largest categories for Victoria’s Secret. We believe our assortment is differentiated by our focus on fit, comfort and quality.

PINK

PINK is a lifestyle brand that is focused on celebrating and supporting diversity, equity, inclusion, self-confidence and individuality. The brand focuses on a collegiate-oriented customer. Our products are designed to make customers feel good both inside and out, and include bras, panties, active wear, loungewear, accessories and swimwear, with bras and apparel representing the two largest categories. PINK is sold across North America and internationally at Victoria’s Secret and PINK retail stores and online.

Victoria’s Secret Beauty

Victoria’s Secret Beauty expands our offering and enhances our emotional connection to our customers. To complement the core Victoria’s Secret offering, we launched our first fragrance line in 1991. Today, the Victoria’s Secret Beauty business has grown to be one of the leading fragrance brands in America. Beauty products include fine fragrances, mists, PINK Beauty products and accessories. Products are sold at Victoria’s Secret specialty retail stores and online.

SPIN-OFF FROM L BRANDS, INC.

On August 2, 2021, VS&Co was spun-off from its former parent company, L Brands, Inc. (“L Brands”), and has since operated as an independent, standalone company. The spin-off transaction was effected through a pro-rata distribution to L Brands stockholders of one share of VS&Co common stock for every three shares of L Brands common stock held on the record date of July 22, 2021. VS&Co began trading as a standalone public company on the New York Stock Exchange (“NYSE”) under the ticker symbol “VSCO” on August 3, 2021.

Although VS&Co and L Brands currently operate as separate companies, the rules and regulations of the SEC and the NYSE require that we provide certain information, including compensation information for our directors and named executive officers, for the period of time prior to the spin-off. We have sought to clearly indicate throughout this Proxy Statement what information relates to VS&Co prior to the spin-off, when it was operating as a subsidiary of L Brands, and what information relates to VS&Co following the spin-off.

Concurrently with the spin-off, L Brands changed its name from “L Brands, Inc.” to “Bath & Body Works, Inc.” For the sake of consistency, we refer to our former parent company and its successor Bath & Body Works, Inc. as “L Brands” throughout this Proxy Statement.

VS&Co | 2022 Proxy Statement	3

    Proxy Summary

2021 FINANCIAL HIGHLIGHTS

In fiscal 2021, we were able to achieve growth in all core categories despite the supply chain and inflationary challenges impacting the third and fourth quarters. Our work to deepen our connection with the customer while improving our operational fundamentals continued to gain traction, and the customer responded positively to our brand transformation and our merchandising assortments. Key metrics of our fiscal 2021 financial performance include:

•	Net sales increased $1.372 billion, or 25%, to $6.785 billion compared to $5.413 billion in 2020

•	Comparable sales (stores and direct) increased 3% and comparable store sales increased 10% in 2021 as compared to 2020

•	Operating income for 2021 increased to $870 million as compared to an operating loss of $101 million in 2020

•	Our operating income (loss) rate increased to 12.8% as compared to (1.9%) last year

•	Free cash flow was $682 million in 2021(1)

(1) See Appendix A for a reconciliation to comparable GAAP measure.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to strong and effective corporate governance, an attribute we consider critical to achieving long-term value for our stockholders. Key aspects of our corporate governance framework are highlighted below:

•	Annual election of all directors

•	Majority voting standard for uncontested director elections

•	Strong focus on Board independence:

•	Independent Chair of the Board

•	All directors are independent except our CEO

•	All committee members are independent

•	Regular executive sessions where independent directors meet without management or non-independent directors present

•	Highly talented, engaged and diverse Board:

•	57% of directors have experience as a chief executive officer or chief financial officer

•	86% of directors are female

•	43% of directors are racially or ethnically diverse

•	100% director attendance at all Board and Board committee meetings in fiscal 2021 (following spin-off from L Brands)

•	Commitment to stockholder engagement

•	Proxy access rights for stockholders

•	No poison pill

•	Robust Board oversight and support of:

•	Ethics and compliance

•	Sustainability and social compliance

•	Governance

•	Diversity, equity and inclusion

•	Long-term strategy

•	Policies prohibiting short sales, hedging and monetization transactions

4	VS&Co | 2022 Proxy Statement

    Proxy Summary

SUSTAINABILITY AND SOCIAL COMPLIANCE HIGHLIGHTS

We are committed to doing what is right in our industry, for our communities, and for the world. We are constantly learning and evolving our practices to conduct our business in a more socially and environmentally responsible way, including:

•	Establishing the VS&Co Environmental Sustainability Committee to oversee progress and execute initiatives across the organization

•	Publishing our first sustainability report in April 2022 as guided by the Sustainability Accounting Standards Board (SASB) framework, with a more fulsome ESG report to be released this Fall

•	Actively developing our ESG Roadmap to establish our goals and create a comprehensive plan to meet those goals

•	Partnering with our suppliers to regularly assess compliance with our environmental policies, including chemical use and wastewater management

•	Increasing our use of preferred fibers, including recycled polyester and recycled polyamide, and will be setting specific sustainable product goals in 2022

•	Assessing the environmental performance of facilities across our value chain to establish our baseline in order to set a formal, science-based greenhouse gas reduction target

•	Updating our Supplier Guidebook and Supplier Code of Conduct, and are continuing to trace, audit and train our supplier base in support of our commitment to protect human rights

HUMAN CAPITAL HIGHLIGHTS

We are committed to not just selling products but using our scale and platform to meet diverse needs, champion every voice, and drive forward inclusion and equity for every person. Key aspects of our human capital management, especially our diversity, equity & inclusion (“DEI”) framework, are highlighted below:

•	Focus on three key pillars to integrate DEI into everything we do:

•	People (retention, growth, advancement)

•	Experience (engagement, inclusive leadership, happy and healthy culture)

•	Purpose (create products meeting diverse needs, inspire and uplift, empower the communities where we live and work)

•	Capture and publish our gender and racial and ethnicity representation statistics

•	Invest in our associates by providing diverse learning and development opportunities and offering Inclusion Resource Groups

•	Strive to foster a safe, welcoming, and empowering work culture where everyone can bring their whole selves to work, be provided with quality benefits, and offered equitable and competitive wages

•	Commit to providing equal pay for equal work for associates across all gender identities and races and ethnicities

•

Prioritize the health & safety of our associates, customers, and vendors by complying with applicable workplace safety laws, having global safety policies, and utilizing COVID-19 safety measures to align with CDC guidelines and other applicable state/local requirements

•	Promote a culture of dignity and respect through our model engagement and photoshoot compliance processes

EXECUTIVE COMPENSATION HIGHLIGHTS

We are committed to clear, transparent executive compensation programs that drive company performance and ensure that the interests of our executives are aligned with those of stockholders. As described in the Compensation Discussion and Analysis section below, all compensation programs and amounts presented in this Proxy Statement were for fiscal 2021 and made by the compensation committee and leadership of our former parent company, L Brands. The VS&Co Human Capital and Compensation Committee (the “HCCC”) was not established until the spin-off from L Brands in August of 2021.

It is important to note that VS&Co did not exist as a standalone business unit at L Brands. The creation of VS&Co was accomplished by combining 4 separate lines of business at L Brands, a global sourcing and distribution organization, along with centralized corporate functions that previously operated separately. In this Proxy Statement, we describe the decisions made based on our former parent company’s compensation philosophy. Decisions made by L Brands represent the programs that were in place for division leaders at a much larger company.

VS&Co | 2022 Proxy Statement	5

    Proxy Summary

The VS&Co HCCC has engaged its independent compensation consultant to perform a thorough review of all our compensation programs. The HCCC and its consultant, in partnership with VS&Co leadership, will develop and implement a compensation philosophy to support, drive and foster change as VS&Co charts its course as a new standalone company. This project is currently underway in fiscal 2022. Where decisions have been made by the HCCC in fiscal 2021 that will impact executive pay for fiscal 2022, we have shared those changes on a prospective basis. We believe this will give some insight as to the changes and executive compensation structure and philosophy that can be expected going forward.

6	VS&Co | 2022 Proxy Statement

PROPOSAL ONE:

Election of Directors

The VS&Co Board is currently comprised of seven directors and will be increased to eight directors upon the election of the nominees presented in this Proxy Statement. Each director is elected annually by our stockholders to serve a term expiring at the next annual meeting of stockholders. At the 2022 Annual Meeting, stockholders will be asked to elect eight directors who will serve on our Board until the annual meeting of stockholders in fiscal year 2023. Other than Mariam Naficy, who is a new director nominee, all of the nominees for election as director at the 2022 Annual Meeting are incumbent directors.

Our Board is comprised of individuals with diverse and complementary business experience, leadership prowess, and financial expertise. The Board believes that each of the nominees is highly qualified to serve as a director. Each nominee’s background, skills, experience, and other qualifications are described below. The Board believes that through their unique backgrounds, skills, and qualifications, each of the director nominees brings a wealth of knowledge, experience, expertise, and energy to our Board.

Each of the nominees has consented to be named as a nominee. We know of no reason why any nominee would be unable or unwilling to serve as director, but in that event our Board, based on the recommendation of the Nominating and Governance Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee for the election of such substitute nominee.

Pursuant to our Amended and Restated Bylaws (the “Bylaws”), in an uncontested election, each director is elected by the affirmative vote of the holders of a majority of the votes cast with respect to that director’s election. Each nominee must receive more votes cast “for” his or her election than “against” or “withheld.” Abstentions and broker non-votes will not count as a vote cast. Cumulative voting is not permitted.

If a director does not receive more votes cast “for” his or her election than “withheld” or “against” his or her election, such director’s resignation will be tendered to the Board. The Nominating and Governance Committee will make a recommendation to the Board regarding whether to accept or decline the resignation, taking into account the best interests of VS&Co and its stockholders and considering any factors or other information that the committee believes is appropriate and relevant. The Board will make its decision regarding the resignation at its next regularly scheduled meeting following the election certification. A director whose resignation is under consideration must abstain from participating in any decision regarding his or her resignation. As a requirement for any person to serve as director, they must submit an irrevocable resignation that becomes effective upon (i) that person not receiving a majority of the votes cast in an uncontested election and (ii) acceptance by the Board of that resignation in accordance with any policies and procedures adopted by the Board for that purpose.

VS&Co | 2022 Proxy Statement	7

    Proposal One: Election of Directors

DIRECTOR NOMINEES

Chair of the Board Independent Age: 64 Director Since: 2021 Board Committees: Audit Nominating and Governance	Donna James

MANAGING DIRECTOR, LARDON & ASSOCIATES LLC

Experience:

Ms. James is Managing Director of Lardon & Associates LLC, a business and executive advisory services firm she established in 2006 after retiring from Nationwide Mutual Insurance Company and Nationwide Financial Services. Ms. James served in roles of increasing responsibility over her 25 years with Nationwide including President of Nationwide Strategic Investments and Executive Vice President, Chief Administrative Officer. Ms. James serves as a director of Boston Scientific Corporation (NYSE: BSX), a global developer, manufacturer and marketer of medical devices, The Hartford Financial Services Group (NYSE: HIG), an investment and insurance company, and Xponance, a private company providing investment management services. Prior to the spin-off of VS&Co, Ms. James served as a director of L Brands from 2003 to 2021. She previously served as a director of Marathon Petroleum Corporation (NYSE: MPC), a transportation fuels refiner, from 2011 to 2018 and as a board advisor from 2019 through 2020. Ms. James also served as a director of CNO Financial Group (NYSE: CNO), a holding company for a group of insurance companies, from 2007 to 2011, as a director of Coca-Cola Enterprises, Inc. (NYSE: KO), a nonalcoholic beverages manufacturer and distributor, from 2005 to 2012, and as a director of Time Warner Cable Inc., a provider of video, data and voice services, from 2009 to 2016.

Skills & Qualifications:

Ms. James is qualified for election as a director on the basis of her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

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    Proposal One: Election of Directors

Independent Age: 59 Director Since: 2021 Board Committees: Audit Human Capital and Compensation (Chair)	Irene Chang Britt

FORMER PRESIDENT, PEPPERIDGE FARM

Experience:

Ms. Chang Britt brings general management, brand and marketing expertise as well as public company board experience to the VS&Co Board. She currently serves as a director of Brighthouse Financial, Inc. (NASDAQ: BHF), Mikmak, and Partake Foods, as well as chair of the board of Amica Senior Lifestyles. She previously served as an independent director of Tailored Brands, Inc. (formerly Men’s Wearhouse, Inc.) and of Dunkin Brands Group, Inc. Ms. Chang Britt retired from Campbell Soup Company in January 2015, where she served in positions of increasing responsibility, most recently having served as Senior Vice President of Global Baking and Snacking and as President of Pepperidge Farm, a subsidiary of Campbell. Ms. Chang Britt earned her Master of Business Administration degree with honors from the Ivey Business School at the University of Western Ontario.

Skills & Qualifications:

Ms. Chang Britt is qualified for election as a director on the basis of her general management, brand and marketing expertise and public company board experience.

Independent Age: 54 Director Since: 2021 Board Committees: Audit (Chair) Nominating and Governance	Sarah Davis

FORMER PRESIDENT, LOBLAW COMPANIES LIMITED

Experience:

Ms. Davis retired in May 2021 as President of Loblaw Companies Limited, Canada’s largest retailer and the nation’s food and pharmacy leader. Before taking on the role as President in 2017, Ms. Davis served as Chief Administrative Officer of Loblaw where she had a broad portfolio of responsibilities including corporate strategy, supply chain, information technology, real estate and human resources. Prior to this, Ms. Davis served as Chief Financial Officer. Ms. Davis holds an Honours Bachelor of Commerce degree from Queens University and is a Fellow Chartered Professional Accountant. Ms. Davis served as a director of AGF Investments from 2014 until she retired from the board in January 2022. Ms. Davis joined the board of directors of Amdocs (NASDAQ: DOX) in 2021 and serves on the audit committee. Ms. Davis joined the board of directors of Pet Valu (TSE: PET) in 2021, serves on the audit committee and chairs the governance and nominating committee. Ms. Davis brings corporate finance expertise and public company board experience to the VS&Co Board. She previously served as a board member of T&T Supermarkets and President’s Choice Financial.

Skills & Qualifications:

Ms. Davis is qualified for election as a director on the basis of her corporate finance experience and public company board experience.

VS&Co | 2022 Proxy Statement	9

    Proposal One: Election of Directors

Independent Age: 56 Director Since: 2021 Board Committees: Human Capital and Compensation Nominating and Governance	Jacqueline Hernández

FORMER CHIEF MARKETING OFFICER,

HISPANIC ENTERPRISES AND CONTENT, NBCUNIVERSAL

Experience:

Jacqueline Hernández currently serves as the Chief Executive Officer and co-founder of New Majority Ready, a marketing and content consultancy. She also serves as a director at Estrella Media. She previously served as the Chief Operating Officer of NBCUniversal Telemundo Enterprises, the Chief Marketing Officer of NBCUniversal Hispanic Enterprises, and the President of Combate Americas, as well as a director at Redbox Automated Retail and Isos Acquisition Corp.

Skills & Qualifications:

Ms. Hernández is qualified for election as a director on the basis of her executive and business operational experience complemented by her expertise in multicultural marketing and strategic planning.

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    Proposal One: Election of Directors

Independent Age: 51 New Director Nominee	Mariam Naficy

CO-CHIEF EXECUTIVE OFFICER, MINTED

Experience:

Mariam Naficy is the Chairman and Co-CEO of Minted, an online marketplace for creative and custom goods. Prior to founding Minted, she led the e-commerce division of The Body Shop International plc, a global cosmetics retailer. Ms. Naficy is known for seeing around corners and pioneering both e-commerce and online creative communities. She launched Eve.com, the world’s first cosmetics e-commerce site, in 1998 and sold it successfully in 2000, and led product management at Movielink, an early downloadable movie service that launched in 2002. Ms. Naficy was early to recognize the potential of online creative communities and founded Minted, one of the most successful community-based e-commerce companies in the world. Ms. Naficy sits on the board of Medium and Every Mother Counts, a non-profit organization founded to increase awareness and support for improved maternal health. She was a director of Yelp, Inc. (NYSE: YELP) from 2014 to 2020. She holds a B.A. in Political Economy from Williams College and an M.B.A. from the Stanford University Graduate School of Business. She is a Trustee of Williams College and a member of the Advisory Council of Stanford’s Graduate School of Business.

Skills & Qualifications:

Ms. Naficy is qualified for election as a director on the basis of her experience as a CEO and deep expertise with respect to digital and direct-to-consumer retailing, modern media marketing, and mergers and acquisition transactions.

VS&Co | 2022 Proxy Statement	11

    Proposal One: Election of Directors

Independent Age: 60 Director Since: 2021 Board Committees: Human Capital and Compensation Audit	Lauren Peters

FORMER CHIEF FINANCIAL OFFICER, FOOT LOCKER, INC.

Experience:

Ms. Peters recently retired from her role as Executive Vice President, Chief Financial Officer of Foot Locker, Inc., the specialty retailer at the heart of the sport and sneaker communities around the globe, after having served in positions of increasing responsibility over a 24-year career at the company. She is a licensed Certified Public Accountant. Ms. Peters currently serves as a director of La-Z-Boy, Inc. (NYSE: LZB), a manufacturer of residential and office furniture, and of Allegion plc (NYSE: ALLE), a leading global security products and solutions provider. She previously served as a director of Carbon38, the digitally led premier destination for active fashion.

Skills & Qualifications:

Ms. Peters is qualified for election as a director on the basis of her extensive financial and strategic planning experience with consumer focused, omni-channel, global retailers, and public company board experience.

12	VS&Co | 2022 Proxy Statement

    Proposal One: Election of Directors

Independent Age: 65 Director Since: 2021 Board Committees: Nominating and Governance (Chair) Human Capital and Compensation	Anne Sheehan

FORMER CHAIR OF INVESTOR ADVISORY COMMITTEE,

SECURITIES AND EXCHANGE COMMISSION

Experience:

Ms. Sheehan is a senior adviser at PJT Partners, a global advisory-focused investment bank. She was the Chair of the Securities and Exchange Commission’s Investor Advisory Committee from 2012 to 2020. From 2008 until 2018, Ms. Sheehan served as the Director of Corporate Governance at The California State Teachers’ Retirement System (CalSTRS), the largest educator-only pension fund in the world and the second largest pension fund in the United States. She previously served as the Chief Deputy Director for Policy at the California Department of Finance from 2004 to 2008 and as Executive Director at the California Building Industry Foundation from 2000 to 2004. Ms. Sheehan is a director of Cohn Robbins Holdings Corp. (NYSE: CRHC), a blank check company founded for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. Prior to the spin-off of VS&Co, Ms. Sheehan served as a director of L Brands from 2019 to 2021. Ms. Sheehan is a founder of the Investor Stewardship Group, serves on the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware, is a member of the Advisory Board of Rock Center for Corporate Governance of Stanford Law School, and is a Senior Advisor at PJT Camberview.

Skills & Qualifications:

Ms. Sheehan is qualified for election as a director on the basis of her extensive experience as a corporate governance professional and her senior management and leadership experience addressing complex legislative, regulatory and public finance issues.

VS&Co | 2022 Proxy Statement	13

    Proposal One: Election of Directors

Age: 56 Director Since: 2021	Martin Waters

CHIEF EXECUTIVE OFFICER, VICTORIA’S SECRET & CO.

Experience:

Mr. Waters is a career retail executive who is respected for leading businesses with strong financial performance and equally strong and healthy corporate cultures. He is currently Chief Executive Officer for VS&Co. Prior to his role leading VS&Co, Mr. Waters led the international division for L Brands from 2008 to 2020. During this tenure, the international business expanded from the early phases of incubation to more than 1,000 stores globally. Through a combination of wholly-owned and franchise operations, Mr. Waters led international retail for Victoria’s Secret, PINK, and Bath & Body Works. Before joining L Brands, Mr. Waters was Managing Director for Boots Retail International, a leading health and beauty retailer. Mr. Waters has lived and worked in five countries leveraging his experience in strategic planning, merchandising, brand management, marketing and supply chain operations to establish new business models in over 80 countries around the world. Mr. Waters received a Bachelor of Arts in Retail Marketing from Manchester University in U.K. As part of his commitment to the community, Mr. Waters is a Governor on the National Board of the Boys and Girls Clubs of America and has served as Chairman of the Midwest region.

Skills & Qualifications:

Mr. Waters’ qualifications for election include his service as Chief Executive Officer of VS&Co and his previous service in various leadership roles at L Brands since 2008.

14	VS&Co | 2022 Proxy Statement

Corporate Governance

We are committed to strong and effective corporate governance, an attribute we consider critical to achieving long-term value for our stockholders.

ROLE OF THE BOARD

The Board of Directors is ultimately responsible for overseeing the management of VS&Co. The executive management team is responsible for the day-to-day business and operations of VS&Co. The Board works with the management team to guide VS&Co’s long-term strategy and overall vision and direction. The Board is responsible for making certain key decisions about financial planning, significant capital expenditures, executive compensation structure and philosophy, the composition of the Board and executive management team, and other high-priority matters. The Board is also involved in stockholder and community relations, ethical and legal compliance, risk management, and environmental, social, and governance (“ESG”) issues. Many of these roles are performed through the Board’s three standing committees: the Audit Committee, the Human Capital and Compensation Committee, and the Nominating and Governance Committee. See “Board Committees” below for additional detail on the roles of each committee.

Board Leadership Structure

The Board is led by an independent Chair who presides over each Board meeting, including executive sessions where the independent directors meet separately without management or non-independent directors present. Donna James, the current Chair of our Board, provides strong, thoughtful, and independent leadership for the Board and serves as a liaison between the Board and executive management. Ms. James brings vast knowledge and experience about VS&Co to her role, having served on the board of directors of L Brands, our former parent company, since 2003.

VS&Co’s Corporate Governance Guidelines require that the CEO and Chair of the Board roles remain separate. The Chair of the Board must be an independent director who is elected annually by majority vote of the independent directors. We believe the separation of the roles of Chair and CEO is ideal given our strategic and operational priorities. This structure allows the CEO to focus on VS&Co’s business, operations, and strategy, with the benefit of the Chair’s unique experience, perspective, and vision.

On an annual basis, the Board selects a Chair to lead each Board committee. Sarah Davis is the current Chair of the Audit Committee; Irene Chang Britt is the current Chair of the Human Capital and Compensation Committee; and Anne Sheehan is the current Chair of the Nominating and Governance Committee. Each Board committee periodically provides a report of its affairs to the full Board.

For more information on our Board structure and operations, please see our Corporate Governance Guidelines, available on the Investors section of our website, www.victoriassecretandco.com, under Corporate Governance, Governance Materials.

Board Oversight of Risk Management

The Board is responsible for oversight of enterprise risk, with a focus on the most significant risks we face, including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, ESG, compliance, and reputational risks. The Board regularly receives reports regarding these risks from the CEO, Chief Financial Officer, Chief Legal Officer, Chief Human Resources Officer, Chief Information Officer, Chief Diversity, Equity and Inclusion Officer, Vice President of Ethics and Compliance, Vice President of Internal Audit, and other members of the executive management team, as well as additional updates on an as-needed basis. Management has implemented a systemic and integrated approach to enterprise risk management that includes (i) identifying and assessing risks and (ii) developing and implementing strategic plans and processes to mitigate those risks. The Board oversees the risk management program and assists management in assessing major risks and evaluating options for their mitigation. Ultimately, it is the responsibility of the CEO and senior management to determine the appropriate level of exposure to risk.

VS&Co | 2022 Proxy Statement	15

    Corporate Governance

The Board has delegated oversight and review of certain risk areas to the standing Board committees. The committees regularly report to the full Board regarding their risk oversight responsibilities.

•	Audit Committee

•	Regularly reviews our policies and practices with respect to enterprise risk assessment and management

•	Oversees management and mitigation of our major financial risk exposures

•	Regularly reviews our policies and practices with respect to cybersecurity risk and our data security policies

•	Oversees management of the Transition Services Agreements entered into in connection with the spin-off from L Brands

•	Regularly reviews our anti-fraud programs and controls

•

Works with management, including the Chief Legal Officer and Vice President of Ethics and Compliance, and our independent auditors to oversee assessment and mitigation of significant legal, regulatory, and ethical compliance risk

•	Human Capital and Compensation Committee

•	Oversees management and mitigation of risks related to human capital management and risks arising from our compensation policies and practices and succession planning

•	Nominating and Governance Committee

•	Oversees management and mitigation of risks related to our corporate governance, sustainability, and social responsibility programs

Board Oversight of ESG

The Board considers the identification and management of ESG risks and opportunities to be critical to the success of our long-term business strategy. Accordingly, the full Board receives a comprehensive report on ESG risks and opportunities at least annually. In addition, the Nominating and Governance Committee maintains direct oversight of VS&Co’s actions in furtherance of our corporate social responsibility, ESG and philanthropic initiatives, including the impact of our operations on associates, citizens and communities. The Nominating and Governance Committee periodically reviews our programs, policies and strategies relating to corporate social responsibility, including, but not limited to, environmental, sustainability, climate change, social issues involving supply chain, and philanthropic initiatives. The Human Capital and Compensation Committee oversees our programs, policies and strategies relating to human capital management, including diversity, equity and inclusion. As appropriate, the Nominating and Governance Committee and, with respect to human capital management and DEI, the Human Capital and Compensation Committee, review reports from management in order to monitor progress in these areas and report to the full Board on such matters.

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    Corporate Governance

BOARD COMPOSITION

The Board is currently comprised of seven directors. The Board will increase in size to eight directors upon the election of the nominees presented in this Proxy Statement. Each director is elected annually by our stockholders to serve a term expiring at the next annual meeting of stockholders.

Director Independence

The Board has determined that each of Irene Chang Britt, Sarah Davis, Jacqueline Hernández, Donna James, Lauren Peters, and Anne Sheehan is independent under the standards of the NYSE and applicable SEC rules. In addition, the Board has determined that Mariam Naficy, a new director nominee, will be an independent director if she is elected to the Board at the 2022 Annual Meeting. All of our directors other than Martin Waters, our Chief Executive Officer, are independent. Mr. Waters is not independent because he is an executive officer of VS&Co. Aside from Mr. Waters’ employment and compensation agreements, none of our directors or our new director nominee are party to any related person transaction as defined by our Related Person Transaction Policy.

Our Corporate Governance Guidelines require that a majority of our directors, as well as each member of the Audit Committee, Human Capital and Compensation Committee, and Nominating and Governance Committee, are independent, as determined by the Board pursuant to the standards of the NYSE and any other applicable laws, rules, and regulations. In determining the independence of our directors, the Board considers all relevant facts and circumstances, including the relationships that each director has with VS&Co, including, but not limited to, any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. This analysis and determination are made annually.

The Board also determined that each member of the Audit Committee satisfies the heightened independence standards for audit committee members under applicable SEC rules and considered the additional factors under applicable NYSE rules for compensation committee members before determining that each member of the Human Capital and Compensation Committee is independent.

Director Selection and Removal

All members of the Board are elected each year at the annual meeting of stockholders. In an uncontested election, directors are elected by majority vote, which means each nominee must receive more votes “for” his or her election than “withheld” or “against” his or her election. In a contested election where the number of nominees exceeds the number of directors to be elected, directors are elected by plurality vote, which means the nominees with the most votes “for” their election will be elected as directors. Any director can be removed at an annual or special meeting of stockholders, with or without cause, by the affirmative vote of stockholders holding at least a majority of the outstanding shares of VS&Co common stock entitled to vote in the election of directors.

VS&Co | 2022 Proxy Statement	17

    Corporate Governance

The Nominating and Governance Committee is responsible for developing the criteria for the selection of nominees and recommends to the Board candidates for nomination at the annual meeting of stockholders or to fill any vacancy on the Board. The Board is responsible for the final selection of director nominees. For information on how stockholders can propose nominees for director, see “Stockholder Proposals for 2023” below. The Nominating and Governance Committee uses the same criteria to evaluate candidates nominated by stockholders as it does for any other candidate.

The Nominating and Governance Committee oversees searches for and identifies qualified individuals for Board membership taking into consideration candidates’ independence, judgment, ethics and integrity, experience and skills, as well as our commitment to diversity, equity, and inclusion. The committee periodically reviews the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company, and each of the Board committees.

Mariam Naficy, our new director nominee, was identified and recommended by a third party search firm. The Nominating and Governance Committee considered several potential candidates and recommended Ms. Naficy as a director nominee based on her experience as a CEO and deep expertise with respect to digital and direct-to-consumer retailing, modern media marketing, and mergers and acquisition transactions. Upon recommendation by the Nominating and Governance Committee, the Board nominated Ms. Naficy for election to the Board.

Director Skills and Qualifications

Our Board believes that the current directors as a collective group have the skills, experience, character, and backgrounds to provide effective oversight of VS&Co and create long-term sustainable growth and value for our stockholders through successful execution of our strategic plan. The table below summarizes some of the key attributes, experience and skills that each director and the new director nominee brings to the Board.

Attribute, Experience or Skill	Donna James	Sarah Davis	Irene Chang Britt	Jacqueline Hernández	Mariam Naficy	Lauren Peters	Anne Sheehan	Martin Waters

Senior Leadership	X	X	X	X	X	X	X	X

Other Public Company Directorship	X	X	X	X	X	X	X

Strategic Planning	X	X	X	X	X	X	X	X

Risk Management	X	X	X	X	X	X	X	X

Legal / Regulatory Compliance	X	X	X	X	X	X	X	X

Finance / Accounting	X	X	X	X	X	X	X	X

Technology / Information Security	X	X	X	X	X	X	X

Retail Industry	X	X		X	X	X		X

Brand Transformation	X	X	X	X	X	X		X

Consumer Marketing	X	X	X	X	X	X	X	X

Supply Chain Logistics	X	X	X	X	X	X		X

Store Operations	X	X	X	X		X	X	X

E-commerce / Digital Operations	X	X	X	X	X	X	X	X

International Markets	X	X	X	X		X	X	X

Environmental / Sustainability	X	X	X	X	X	X	X

Women’s Advocacy	X	X	X	X	X	X	X	X

Diversity, Equity and Inclusion	X	X	X	X	X	X	X	X

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    Corporate Governance

Director Diversity

Our Corporate Governance Guidelines require our Board to be composed of members with diverse backgrounds who possess the integrity, judgment, skills, experience, and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function and other roles. We require that the initial pool of candidates identified to be considered for any Board vacancy include persons reflecting a diversity of race, ethnicity, gender, sexual orientation, and other underrepresented groups.

Board Diversity Matrix (as of April 14, 2022)
Total number of directors	7
	Women	Men	Non-Binary	Did not disclose gender

Part I: Gender Identity

Directors	6	1	—	—

Part II: Demographic Background

African American or Black	1	—	—	—

Alaska Native or American Indian	—	—	—	—

Asian	1	—	—	—

Hispanic or Latino/a/x	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	1	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQIA+	—	—	—	—

Did Not Disclose Demographic Background	—	—	—	—

VS&Co | 2022 Proxy Statement	19

    Corporate Governance

BOARD POLICIES AND PRACTICES

Director Attendance

The directors are called upon to be knowledgeable about and interested in the business of VS&Co. Directors are expected to attend all or substantially all of the Board and applicable Board committee meetings and to devote the time needed to diligently discharge their duties. All directors are invited to attend all Board committee meetings, even if they are not a member of that committee.

Directors are required to attend the annual meeting of stockholders, unless unable to do so due to extraordinary circumstances. All directors are expected to attend the inaugural 2022 Annual Meeting.

Board Meetings

The Board met seven times in fiscal 2021 following the spin-off from L Brands on August 2, 2021. During fiscal 2021 following the spin-off, each director attended 100% of the meetings of the Board and the committees of the Board on which the director served. For any Board meeting, the presence of a majority of the directors constitutes a quorum, which is required for the Board to transact business. Except as otherwise required by law or our Certificate of Incorporation or Bylaws, Board action requires the vote of a majority of the directors present at a meeting with quorum. Each director has one vote.

Executive Sessions of Independent Directors

Our independent directors are ensured adequate opportunity to meet in executive session, without management or non-independent directors present, at each meeting of the Board and the Board committees. The independent directors are required to meet in executive session at least once per year and have established a custom of meeting in executive session at nearly all Board and committee meetings. In fiscal 2021 (following the spin-off from L Brands), 86% of Board meetings included an executive session of independent directors.

Stock Ownership Guidelines

Directors are expected to comply with our stock ownership guidelines. Once a director has served on the Board for four years, he or she must maintain ownership of a number of shares of VS&Co common stock equal to the sum of the net shares he or she received as Board compensation over the preceding four-year period. For purposes of this policy, “net shares” means the number of shares that would remain if shares received by the director are sold to satisfy any tax obligations (assuming a tax rate of 40%) upon receipt.

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    Corporate Governance

Director Orientation and Continuing Education

New members of the Board receive a formal orientation designed and implemented under the supervision of the Nominating and Governance Committee. In addition, the Board plans to incorporate a continuing education session into at least one regularly scheduled Board meeting each year. Directors are also encouraged to participate in and attend, at VS&Co’s expense, additional continuing education programs, including programs recommended by the Nominating and Governance Committee.

Performance Evaluations

The Board and each standing Board committee undergo a structured annual performance evaluation that includes a self-assessment. The Nominating and Governance Committee is responsible for designing and conducting the annual evaluation program.

Board Term Limits and Age Limits

We have not established term limits for directors. The Board strives to maintain a balance between directors with new perspectives and those with a deep understanding of VS&Co’s history, operations and performance. Through the Board evaluation process and annual nomination for re-election, the Board believes that it can effectively manage and maintain the right balance of Board tenure. We have not established age limits for directors for these same reasons.

Service on Other Public Company Boards

In order to ensure sufficient time to dedicate to Board duties, any director who is a current CEO or other named executive officer of a public company may serve on no more than one public company board in addition to our Board. Any director who is not a current CEO or named executive officer of a public company may serve on up to three public company boards in addition to our Board. Further, due to the enhanced time commitment associated with being a member of an audit committee, no director may serve on more than three audit committees (including our Audit Committee) at any time.

Directors are required to notify the Chair of the Board prior to accepting any public company director role in order to avoid potential conflicts of interest and to allow the Board to assess compliance with the limitation on public company board service.

Change in Circumstances

If a director has a change in his or her primary occupation, employer, consulting status, investor status or other personal or professional circumstances that may adversely impact the director’s ability to dedicate the time and attention necessary to

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    Corporate Governance

the Board, call into question his or her independence, or negatively impact our business or reputation, the director must submit his or her resignation to the Chair of the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or decline the director’s resignation, taking into account the relevant circumstances and the best interests of VS&Co and its stockholders.

Conflicts of Interest and Compliance with Code of Conduct

Directors are expected to avoid any action or relationship that creates, or creates the appearance of, a conflict between VS&Co’s interests and their personal or immediate family’s interests. Directors must make prompt, complete, and continuing disclosure of all facts relating to any actual or potential conflict to the Chair of the Audit Committee. The Chair will then consult with counsel and, as appropriate, the full Audit Committee regarding the resolution of the matter in accordance with applicable law and VS&Co policies.

Directors are expected to comply with all applicable provisions of our Code of Conduct. Directors are also expected to comply with all other applicable policies that may be adopted from time to time, including, but not limited to, our Insider Trading Policy, Related Party Transaction Policy, and Regulation Fair Disclosure Policy.

Compensation Committee Interlocks and Insider Participation

The Human Capital and Compensation Committee is comprised entirely of directors who are not current or former employees of VS&Co or any of its subsidiaries and who qualify as independent under applicable NYSE standards and SEC rules. During fiscal 2021, (i) none of the members of the Human Capital and Compensation Committee had any relationships requiring disclosure under the SEC’s related party transaction rules, (ii) none of the members of the Human Capital and Compensation Committee was an executive officer of a company for which one of our executive officers is a director, and (iii) none of our executive officers served as a director or member of the compensation committee of an entity that has an executive officer who is a director of VS&Co or member of the Human Capital and Compensation Committee. Accordingly, there are no compensation committee interlocks.

BOARD COMMITTEES

The Board has established three standing committees: the Audit Committee, the Human Capital and Compensation Committee, and the Nominating and Governance Committee. Each committee is governed by a written charter that has been approved by the applicable committee and the full Board. These charters can be accessed on the Investors section of our website, www.victoriassecretandco.com, under Corporate Governance, Governance Materials. Each member of a Board committee attended every meeting of that committee in fiscal 2021 following the spin-off from L Brands.

The roles and responsibilities of each Board committee are described below. The following table shows the current membership of the Board committees as of the Record Date. An asterisk indicates directors who the Board has determined qualify as an “audit committee financial expert” in accordance with SEC rules.

Director	Audit Committee	Human Capital and Compensation Committee	Nominating and Governance Committee

Irene Chang Britt	∎	CHAIR

Sarah Davis	CHAIR *		∎

Jacqueline Hernández		∎	∎

Donna James, Chair of the Board	∎ *		∎

Lauren Peters	∎ *	∎

Anne Sheehan		∎	CHAIR

Martin Waters, CEO

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Audit Committee

Each member of the Audit Committee is financially literate and meets the heightened independence standard for audit committee members under applicable NYSE and SEC rules and regulations. In addition, the Board has determined that each of Sarah Davis, who serves as Chair of the Audit Committee, Donna James, and Lauren Peters is an “audit committee financial expert” under SEC rules. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the Audit Committee or Board.

The Audit Committee met seven times during fiscal 2021 after the spin-off from L Brands on August 2, 2021. The responsibilities of the Audit Committee include, among other duties:

•	Appoint, compensate, retain, oversee, and terminate our independent registered public accounting firm

•	Review and approve the scope, timing, and staffing of the audit conducted by the independent registered public accounting firm

•

Discuss any critical audit matters and significant findings from the audit conducted by the independent registered public accounting firm, as well as any significant problems or difficulties encountered

•	Evaluate the independent registered public accounting firm’s qualifications, performance, and independence and present such findings to the Board

•	Evaluate the performance, responsibilities, budget, and staffing of our internal audit function

•	Review the internal audit plan and results

•

Review and discuss with management, the internal auditors, and the independent public accounting firm our annual and quarterly financial statements and disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K prior to filing with the SEC

•	Review earnings press releases and our policies with respect to financial information and earnings guidance provided to the market

•	Review our system of internal controls and disclosure controls and procedures

•	Review our policies and practices with respect to enterprise risk management, enterprise risk assessment, cybersecurity risk, and our data security policies

•	Discuss with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures

•	Review our anti-fraud programs and controls and report such findings to the Board

•	Oversee the investigation and resolution of significant legal or regulatory matters affecting VS&Co as well as significant matters arising under the Code of Conduct

•	Review and, if appropriate, approve related party transactions in accordance with the Related Party Transaction Policy

•	Stay abreast of current accounting trends and developments and discuss with the independent public accounting firm and management any resultant action or changes that may be appropriate

Human Capital and Compensation Committee

The Human Capital and Compensation Committee, chaired by Irene Chang Britt, is comprised of directors who qualify as independent under NYSE and SEC rules applicable to compensation committee members. The Human Capital and Compensation Committee met four times during fiscal 2021 following the spin-off from L Brands. The responsibilities of the Human Capital and Compensation Committee include, among other duties:

•	Oversee our human capital management, including our diversity, equity, and inclusion programs, policies, and strategies

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•	Review and approve our compensation and benefits philosophy and policies, including any incentive compensation plans and equity-based plans

•	Review and assess risks arising from our compensation policies and programs and report such findings to the Board

•	Evaluate the CEO’s performance and approve his or her compensation

•	Review and approve the compensation structure of the other executive officers

•	Recommend to the Board the compensation of the directors

•	Review and discuss with management the “Compensation Discussion and Analysis” portion of the annual proxy statement

•	Oversee the succession plans for the CEO and other executive officers

•	Review our key workforce management and human capital policies and practices related to:

•	Organizational engagement and effectiveness

•	Culture

•	Diversity, equity, and inclusion

•	Equal employment opportunity

•	Talent recruitment and retention

•	Associate development programs

•	Performance and skills evaluations

Nominating and Governance Committee

Anne Sheehan is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the committee is independent under NYSE standards and SEC rules. The Nominating and Governance Committee met twice during fiscal 2021 after the spin-off from L Brands. The responsibilities of the Nominating and Governance Committee include, among other duties:

•	Develop and recommend to the Board the criteria and procedures for the selection of director nominees

•	Identify and recommend to the Board qualified candidates for director

•	Review and consider the qualifications of any individual nominated by stockholders as a candidate for director

•	Review and make recommendations to the Board regarding the composition, size, structure, practices, policies, and activities of the Board and the Board committees

•	Oversee the annual evaluation of the performance of the Board, the Board committees, and the individual directors, and recommend ways to improve such performance

•	Design and oversee orientation programs for new directors and continuing education programs for existing directors

•

Oversee and review our programs, policies, and strategies relating to corporate social responsibility, including, but not limited to, environmental, sustainability, climate change, social issues involving supply chain, philanthropic initiatives, human capital management, and diversity, equity and inclusion

•	Review our government affairs and political participation, including advocacy, lobbying, political contributions, and trade association memberships

•	Develop and recommend to the Board the VS&Co Corporate Governance Guidelines and monitor compliance with such guidelines

•	Stay abreast of developments in the area of corporate governance generally to ensure that we remain current with respect to our governance policies

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CORPORATE GOVERNANCE POLICIES AND PRACTICES

The following section describes certain of our key corporate governance-related policies and practices. We also maintain a myriad of additional policies related to ethics complaint escalation, anti-corruption, partnering with responsible suppliers, environmental responsibility, product quality, use of company property and more.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines to support our commitment to sound and effective corporate governance practices. The guidelines address the selection of directors, director independence, Board structure and operations, including the size of the Board, executive sessions of independent directors, and Board committees, responsibilities of the Board, director compensation and stock ownership guidelines, and other governance-related matters. The Nominating and Governance Committee periodically reviews the Corporate Governance Guidelines, recommending to the Board any changes it deems appropriate, and monitors compliance with the guidelines. The Corporate Governance Guidelines are available on the Investors section of our website, www.victoriassecretandco.com, under Corporate Governance, Governance Materials.

Code of Conduct and Ethics Hotline

The VS&Co written Code of Conduct applies to all directors, officers, and associates. The Code of Conduct is based on our values and sets forth standards and expectations with respect to honesty, workplace health and safety, civility and anti-harassment, equal opportunity, global trade, conflicts of interest, political engagement, bribery and corruption, protecting personal and business information, insider trading, and related behaviors. All associates are required to certify that they have read and agree to abide by our values and Code of Conduct.

The Code of Conduct is approved by the Board. It is available on the Investors section of our website, www.victoriassecretandco.com, under Corporate Governance, Governance Materials. The Audit Committee must approve any waiver of the Code of Conduct for any director, officer, or executive in the position of Senior Vice President or above. All other waivers must be approved by the Chief Legal Officer and Chief Compliance Officer.

We also maintain an Ethics Hotline where associates may anonymously report potential instances of unethical conduct and potential violations of law or company policies at any time. The Ethics Hotline is accessible to all associates globally by country-specific phonelines or via website, available in ten languages. The Ethics Hotline is operated by an independent third party and provides translation services to support associates who call and wish to make reports in a language other than English. We are committed to undertaking a fair, prompt and, when possible, confidential review of concerns reported to the Ethics Hotline.

Insider Trading Policy

The VS&Co Insider Trading Policy prohibits insider trading and certain other transactions of our common stock. The policy applies to all directors, officers, associates, consultants and contractors of VS&Co. The Insider Trading Policy provides that any person who is aware of material nonpublic information is prohibited from trading our securities and from disclosing material nonpublic information to other persons who may trade on the basis of that information. Certain individuals who are more likely than others to have material nonpublic information about us, including directors, are subject to additional restrictions, such as specified trading windows, pre-clearance requirements, and transaction reporting.

The Insider Trading Policy also prohibits our directors and associates who have frequent or special access to material nonpublic information (“insiders”) from engaging in transactions in publicly-traded put options, call options, or other derivatives of our securities, transactions “hedging” the risk of ownership of our securities, including the use of financial instruments such as prepaid variable forwards, equity swaps, and collars, and short sales of our securities. In addition, directors and insiders are prohibited from holding our securities in margin accounts or pledging our securities as collateral for loans unless approved in advance by the Chief Legal Officer.

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Stockholder Outreach

We are committed to healthy and recurrent engagement with our stockholders and consider this critical to achieving our long-term strategic goals. The Board and executive management team welcome and value dialogue with stockholders and intend to foster and encourage engagement with stockholders on an ongoing basis. Directors and members of the executive management team are available to meet with stockholders at their request and convenience to discuss our performance, long-term strategy, and other related matters. Throughout fiscal 2021, the CEO, Chief Financial Officer, Chair of the Board and other members of our Investor Relations team have met with numerous stockholders and participated in virtual investor conferences. The Board receives a periodic report from management on stockholder and analyst feedback.

Communications with the Board

The Board provides a process for stockholders and other interested parties to send communications to the full Board or one or more specific directors. Stockholders and other interested parties wishing to communicate with the Board may send an email to BoardOfDirectors@victoria.com or mail to: Board of Directors, Four Limited Parkway, Reynoldsburg, Ohio 43068. Communications intended for one or more specific directors should be addressed to her, his, or their attention. This information is also available on the Investors section of our website, www.victoriassecretandco.com, under Corporate Governance, Contact the Board.

RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Person Transaction Policy that governs the review and, if deemed appropriate pursuant to the policy, approval and disclosure of related person transactions. The policy applies to directors, nominees for director, executive officers, stockholders owning 5% or more of our outstanding common stock, and immediate family members of those persons (each, a “related person”). Subject to certain exceptions, any financial or commercial transaction, arrangement or relationship involving VS&Co or one of its subsidiaries, in which a related person has a direct or indirect material interest, must be approved or ratified by the Board or a designated committee consisting solely of independent directors. Examples of transactions that would fall under the scope of the Related Person Transaction Policy include indebtedness, guarantees of indebtedness, the purchase or sale of goods or services, and the lease of real estate. Each director, director nominee, and executive officer must promptly inform the Corporate Secretary of any potential related party transaction, which notice must include a description of the material terms of the transaction. In reviewing any such transaction, the Board or committee will consider all material facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is in, or not inconsistent with, the interests of VS&Co and its stockholders.

Other than employment and compensation arrangements described under “Compensation Discussion and Analysis” and the transactions described below, there were no transactions or series of transactions during fiscal 2021, or any currently proposed transaction, (i) in which VS&Co was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) in which any related person had or will have a direct or indirect material interest.

Agreements with L Brands Prior to the Spin-Off

In connection with the spin-off from L Brands, we entered into several agreements with L Brands on August 2, 2021 that, among other things, effect the separation of the two companies and provide a framework for the relationship between VS&Co and L Brands after the spin-off, including the following:

•	Separation and Distribution Agreement

•	Tax Matters Agreement

•	L Brands to VS&Co Transition Services Agreement

•	VS&Co to L Brands Transition Services Agreement

•	Employee Matters Agreement

•	Domestic Transportation Services Agreement

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These agreements are summarized below. Additional information about the terms of these agreements can be found in our Current Report on Form 8-K filed with SEC on August 3, 2021. The following summaries are not complete and are qualified in their entirety by reference to the full text of the agreements, which are filed as exhibits to our Form 8-K filed August 3, 2021.

Separation and Distribution Agreement

The Separation and Distribution Agreement governs the overall terms of the separation of VS&Co and L Brands and certain transactions related thereto (the “Separation”). Generally, the Separation and Distribution Agreement includes L Brands’ and our agreements relating to the restructuring steps taken to complete the Separation, including the assets and rights transferred, liabilities assumed, and related matters.

The Separation and Distribution Agreement provides for VS&Co and L Brands to transfer specified assets between the companies that operate Victoria’s Secret Lingerie, PINK, and Victoria’s Secret Beauty after the Separation, on the one hand, and L Brands’ remaining businesses, on the other hand. The Separation and Distribution Agreement requires VS&Co and L Brands to use commercially reasonable efforts to obtain consents, approvals and amendments required to assign the assets and liabilities transferred pursuant to the agreement. In addition, VS&Co also grants and receives licenses under certain intellectual property in connection with the Separation and Distribution Agreement, which generally provides VS&Co and L Brands the freedom to continue operating their respective businesses following the Separation. Lastly, the Separation and Distribution Agreement governs the treatment of indemnification, insurance and litigation responsibility and management.

Tax Matters Agreement

The Tax Matters Agreement governs the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the failure of certain transactions related to the Separation to qualify for tax-free treatment for U.S. federal income tax purposes.

In the Tax Matters Agreement, we agreed to certain covenants that contain restrictions intended to preserve the tax-free treatment of the Separation. We may take certain actions prohibited by these covenants by following certain processes as set forth in the agreement. We are barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free treatment of the Separation. We generally agreed to indemnify L Brands against any tax-related liabilities incurred by them related to the Separation to the extent caused by any action undertaken by us.

L Brands to VS&Co Transition Services Agreement

The L Brands to VS Transition Services Agreement sets forth the terms on which L Brands provides to us, on a transitional basis, certain services or functions that the companies have historically shared, including human resources, payroll, certain logistics functions and certain information technology services, generally for a period of up to two years following the Separation for all such services other than information technology services, which will be provided for a period of up to three years following the Separation. Compensation for the transition services is determined using several billing methodologies, which are described in the agreement. The agreement also includes provisions related to rights of termination and indemnification.

VS&Co to L Brands Transition Services Agreement

The VS to L Brands Transition Services Agreement sets forth the terms on which we provide to L Brands, on a transitional basis, certain services or functions transferred to us in connection with the Separation that the companies have historically shared, including information technology, certain logistics functions, customer marketing, and customer call center services, generally for a period of up to two years following the Separation for all services other than information technology and internal audit services, which will be provided for a period of up to three years following the Separation. Compensation for the transition services is determined using several billing methodologies, which are described in the agreement. The agreement also includes provisions related to rights of termination and indemnification.

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Employee Matters Agreement

The Employee Matters Agreement governs each company’s respective compensation and benefit obligations with respect to current and former associates, directors, and consultants. The Employee Matters Agreement sets forth general principles relating to employee matters in connection with the Separation, such as the assignment of associates, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, associate service credit, the sharing of associate information, and duplication or acceleration of benefits.

The Employee Matters Agreement also sets forth the treatment of any outstanding equity awards at the date of Separation. The agreement includes mutual nonsolicit and no-hire restrictions, subject to certain exceptions. The Employee Matters Agreement also provides that (i) the Separation does not constitute a change in control under VS&Co’s or L Brands’ plans, programs, agreements or arrangements and (ii) the Separation and the assignment, transfer or continuation of the employment of associates with another entity will not constitute a severance event under applicable plans, programs, agreements or arrangements.

Domestic Transportation Services Agreement

The Domestic Transportation Services Agreement provides that a subsidiary of L Brands will continue to provide transportation services for certain of our personal care and apparel merchandise in the United States and Canada for an initial term of three years following the Separation, subject to automatic renewal. Compensation for the transportation services is determined using customary billing and fixed fee billing methodologies, which are described in the agreement. The agreement also includes indemnification provisions.

Related Party Agreements No Longer in Effect

During fiscal 2021, we were party to additional agreements with L Brands that are no longer in effect, including long-term debt and guarantees.

Long-term Debt due to L Brands

During 2020, we borrowed $97 million from L Brands to pay down outstanding debt with external parties. This debt was satisfied in full concurrently with the spin-off during fiscal 2021.

VS&Co Guarantees

Prior to the spin-off, certain of our subsidiaries guaranteed and pledged collateral to secure L Brands’ asset-backed revolving credit facility and guaranteed L Brands’ obligations under certain of its long-term notes. The guarantees were full and unconditional on a joint and several basis. Our guarantees of obligations under L Brands’ asset-backed revolving credit facility and long-term notes terminated concurrently with the spin-off during fiscal 2021.

L Brands Guarantees

Prior to the spin-off, L Brands provided guarantees related to certain of our store and office lease payments under the terms of noncancelable leases expiring at various dates through 2037. These guarantees include minimum rent and additional payments covering taxes, common area costs and certain other expenses. Under the Separation and Distribution Agreement, we are required to use commercially reasonable efforts to, effective as of the spin-off, terminate any guarantee provided by L Brands or any of its subsidiaries for the benefit of us or our subsidiaries, or remove or substitute L Brands and its subsidiaries as guarantors under such guarantees and, if not effected by the spin-off, to effect such termination, removal or substitution as soon as practicable after the spin-off.

L Brands and certain of its subsidiaries also guaranteed certain revolving and term loan bank facilities used to support the operations of our China subsidiaries. These facilities were terminated prior to the spin-off during fiscal 2021.

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Consciously Designing Positive Change – ESG at VS&Co

We are committed to making products our customers can feel good about wearing, having diverse and inclusive workplaces where all associates are supported in their success, and conducting our business in a socially and environmentally responsible way with oversight by our Board.

VS&Co is powered by a global team of passionate associates who are united by a common purpose: providing our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Board Oversight

VS&Co is a values-based company, and we strive to operate our business according to high standards of social responsibility. The Board, with the support, as relevant, of the Human Capital and Compensation Committee and the Nominating and Governance Committee, reviews issues of social responsibility, including diversity, equity, and inclusion, ESG and philanthropic initiatives, and our policies, practices and progress with respect to such issues.

ESG Reporting

VS&Co’s first ESG report was published on April 7, 2022 to provide an overview of our environmental, social, and governance performance. Our report was guided in part by the Sustainability Accounting Standards Board (SASB) framework’s Apparel, Accessories, and Footwear industry standard.

Please visit the Investors section of our website, www.victoriassecretandco.com, under Corporate Responsibility to access the full report. We intend to publish a more extensive report in the Fall of 2022, and to thereafter publish an update on these matters annually.

Respecting Human Rights

VS&Co is committed to respecting human rights. Our approach and activities to respect human rights is based on the principles as defined by the Universal Declaration of Human Rights (UDHR), which recognizes that “all human beings are born free and equal in dignity and rights.” Our actions – both in our local communities and across our company – are guided by fostering inclusion, creating equity, acting with integrity and behaving ethically.

VS&Co seeks to mitigate adverse human rights impacts as it relates to our associates, business partners, suppliers and customers. We are committed to operate in alignment with the principles outlined in the UN Global Compact (UNGC), the UN Guiding Principles on Business and Human Rights, the International Labor Organization (ILO) Declaration on Fundamental Principles and Rights at Work, the International Bill of Human Rights and the Organisation for Economic Co-operation (OECD) Guidelines for Multinational Enterprises.

Labor in the Supply Chain

At VS&Co, we have a long history of maintaining rigorous labor standards for our suppliers, and we believe we can continue to play an important role in empowering workers and improving working conditions across our supply chain.

For our lingerie and apparel products, our top 10 suppliers represent more than 80 percent of our production volume; we have worked with the majority of these partners for 25 years or more. We are committed to tracing our product through every stage of the process, from finished goods to raw materials. We have traced 100 percent of our Tier 1 and Tier 2 supply chain for our lingerie and apparel products. We have also begun the work of tracing our Tier 3 suppliers. We publicly share an updated list of our Tier 1 Core Apparel Suppliers twice per year on our website, www.victoriassecretandco.com, under Corporate Responsibility, Supply Chain, Social Compliance Program, Traceability & Risk Assessment.

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    Consciously Designing Positive Change – ESG at VS&Co

VS&Co has a Sourcing Risk Council, comprised of senior executives from various company divisions and functions, that meet quarterly to discuss core business, sourcing, purchasing practices and approve policies as required. Executive representation includes leaders and stakeholders with expertise in the following areas:

•	Company Affairs

•	Compliance and Ethics

•	Global Trade Compliance

•	Government Affairs

•	Independent Production Services (IPS)

•	Legal

•	Logistics

•	Procurement

•	Production and Sourcing

•	Regulatory and Quality Assurance

The Council assesses current risks, including geopolitical, social compliance and associated supply risks and sets policies related to responsible sourcing. The Sourcing Risk Council operates under the guidance and oversight of the Board of Directors’ Audit Committee. The Chair of the Sourcing Risk Council reports to the Audit Committee on a regular basis, and the Audit Committee updates the Board of Directors.

Given the complexity and nature of our supply chain, we have adopted stringent measures to promote the fair and ethical treatment of workers in our suppliers’ facilities. We require our suppliers to adhere to our Supplier Code of Conduct and detailed Supplier Guidebook which we review annually, and we regularly audit in-scope supplier facilities for compliance. Our Supplier Code of Conduct clearly outlines our prohibitions against forced or child labor, corruption, bribery, discrimination, corporal punishment, unauthorized subcontracting, and more. The code must be posted in common areas by all our factories in English and the local language. The Supplier Code of Conduct is available on our website, www.victoriassecretandco.com, under Corporate Responsibility, Supply Chain, Supplier Code of Conduct.

Sourcing Raw Materials

Using high-quality, ethically sourced raw materials is critical to helping us continuously meet or exceed consumer expectations for our products. We approach raw material sourcing through the lens of reducing impact on the environment and ensuring worker health and safety. We are increasing our use of preferred fibers including recycled polyester and recycled polyamide and will be setting specific sustainable product goals in 2022.

Environmental Impact in the Supply Chain

From growing and processing natural fibers to logistics and manufacturing, the fashion industry has a significant environmental footprint. VS&Co is committed to reducing that footprint across our supply chain by working closely with industry groups and our suppliers to institute best practices in environmental management.

Assessment & Targets

In 2021, we became members of the Sustainable Apparel Coalition (SAC), a global, multi-stakeholder non-profit alliance for the fashion industry. SAC comprises 250 leading apparel, footwear and textile brands, retailers, suppliers, service providers, trade associations, non-profits, NGOs, and academic institutions working to reduce environmental impact and promote social justice throughout the global value chain. SAC has developed a suite of tools to help manufacturers, brands and retailers better understand the environmental performance of their facilities, manufacturing processes and products via their Higg suite of tools.

The majority of our supply chain partners are completing SAC’s Higg Facility Environmental Module (Higg FEM) and are in the process of completing the Higg Brand & Retail Module (Higg BRM). In 2021, 70 percent of our Tier 1 and 90 percent of our Tier 2 facilities completed the Higg FEM self-assessment. Sixty percent of our Tier 1 and 88 percent of our Tier 2 suppliers

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had their self-assessments verified by third-party auditors. We are currently completing the Higg BRM questionnaire which will assess our management systems related to our operations, stores, logistics and distribution centers to help us better understand our social and environmental impacts and performance as a brand and retailer. We are working toward setting a formal carbon reduction target in line with the Science Based Targets Initiative (SBTi), a structured pathway for companies to reduce their greenhouse gas (GHG) emissions that begins with calculating our direct and indirect emissions.

Eliminating Restricted Substances

All the raw materials used in our products must be certified to Oeko-Tex® Standard 100 or tested to VS&Co’s Restricted Substance List (RSL) by a third-party laboratory to ensure the absence of any substance on the VS&Co RSL.

In addition, all our products have to meet all requirements of our internal regulatory standards including chemical limits, flammability regulations and fiber content limits.

In 2021, we were named an Aspirational brand, the highest ranking, by Zero Discharge of Hazardous Chemicals (ZDHC) under their Brands to Zero program. Our ranking reflects, in part, our collaborative efforts with ZDHC to develop progressive policies, including hazard-based assessments to prioritize chemicals for phase out. We are also members of the Apparel and Footwear International RSL Management (AFIRM) Group, an industry organization working to promote responsible chemical management. Through AFIRM we share best practices with peer organizations and stay up-to-date on the latest regulatory developments.

Wastewater Management

We are focused on partnering with our vendors and other industry leaders to promote environmentally sensitive practices throughout each facet of our garment production, including attention to chemical management in wastewater.

We have adopted the ZDHC Manufacturing Restricted Substances List (MRSL) and the Oeko-Tex® 100 Standard harmful substances value limits as our Restricted Substances List to guide us and our suppliers in environmentally responsible product design, development and manufacturing.

We have set a target for core suppliers to use 100% certified MRSL-Compliant chemicals on products by 2030.

We conduct regular testing on our suppliers’ wastewater to ensure progress toward our goal of eliminating targeted chemicals. We have collected wastewater testing data from our suppliers since 2014 and worked with them to eliminate hazardous chemicals from their discharge.

Community Impact

Through the VS&Co Foundation, we committed $10 million in 2021 with plans to contribute $50 million over the next five years.

Our Giving Focus Areas

•	Our Associates: Our associates are the heart of our business, and we are committed to supporting associate-powered giving to the causes that matter most to them.

•

PINK: PINK is committed to empowering and supporting all young adults in everything they do. We use our platforms and influence to foster positive mental health among young adults with a focus on diversity, equity and inclusion. We are stewards of our environment and are committed to doing well by doing right.

•	Victoria’s Secret: Victoria’s Secret is dedicated to improving the health and well-being of women, including a significant focus on developing women leaders and eradicating cancers affecting women.

•	Our Supply Chain: We are committed to supporting organizations that work to improve the lives of those within our supply chain.

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Human Capital Management

We believe that the way we view human capital management is a strength, and we are committed to continuing to build a responsible and inclusive business based on uncompromising transparency, fairness, diversity, and integrity, consistent with our Company values.

Diversity, Equity, and Inclusion

Diversity, equity, and inclusion (“DEI”) are key components of our culture and fundamental in achieving our strategic priorities and goals. At VS&Co, our DEI vision is to celebrate, honor and reflect the diversity of our customers and the communities we engage.

Our mission is to inspire and empower all by reflecting experiences, expanding access, and recognizing diversity. We pledge to welcome and celebrate every associate, partner and customer – from all backgrounds, all abilities and all life stages.

As we strive to create a better future for our organization and our world, we are committed to consciously and continuously learning and growing from our past and present. For us, it is not just about selling products – it is about using our scale and platform to champion every voice and drive forward inclusion and equity for every person.

Our DEI Strategic Framework

We believe that integrating DEI into everything we do is not just the right thing to do but is critical to driving performance and doing well for our associates, customers and communities. We are committed to bringing this to life through strategic actions with measurable goals, focusing on three key pillars: People, Experience, and Purpose.

People	More than stores, more than products, VS&Co is a community of people with different backgrounds, qualities, abilities, and talents. Embracing and fostering that diversity is what makes us strong. Our People work is focused on:

•	Retaining more diverse associates

•	Increasing diversity within our workforce

•	Enabling the growth and advancement of all our talent

Experience	When our people are at their best, our company is at its best. We are committed to creating a workplace where everyone can bring their whole selves to work and thrive. Our Experience work is focused on:

•	Increasing associate engagement on our DEI journey

•	Driving inclusive leadership across our organization

•	Fostering a happy and healthy culture

Purpose	We don’t just sell products, we inspire and uplift. We are passionate about creating products that meet our customers’ diverse needs and telling stories that reflect their journeys while empowering the communities where we live and work. Our Purpose work is focused on:

•	Reaching and serving more diverse customers

•	Investing in more minority- and women-owned businesses and suppliers

•	Using our platform and resources to empower our communities, advance racial and ethnic equity and promote social justice

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    Human Capital Management

To strengthen our workforce and better reflect and serve our customers, it’s critical that we have diverse voices at the table. We are committed to retaining more diverse associates, attracting more diverse talent and empowering the growth and advancement of all our associates.

The following data relative to associates’ gender identity reflects our global workforce; all data regarding race or ethnicity reflects only associates based in the United States. All representation data is self-disclosed by our associates.

We are proud that in 2021, 87 percent of associates were women and 60 percent were people of color. Looking deeper, in our stores, 95 percent of associates were women and 65 percent were people of color. In our distribution centers, 57 percent of our associates were women and 71 percent were people of color. In our home office, 63 percent of associates were women and 25 percent were people of color.

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    Human Capital Management

Diversity in leadership drives innovation, fosters inclusion and ensures a brighter future for our organization and our world. In 2021, 59 percent of our director and above roles were filled by women and 16 percent were filled by people of color. Women of color make up 8 percent of these leadership positions. Eighty-six percent of our Board of Directors are women and 43 percent are people of color.

We recognize we have opportunity to increase our diverse workforce and leadership representation, and will drive progress by:

•	Being intentional about promoting and advancing women and people of color

•	Recommending diverse interview slates

•	Tapping into diverse talent pipelines from stores and distribution centers to the home office

•	Sending women and people of color to programs dedicated to the development and advancement of diverse leaders

•	Evolving our full life-cycle recruiting process to address barriers to entry

•	Forming new partnerships and relationships with organizations that cultivate a diverse talent pipeline

•	Holding leaders accountable for supporting the growth of diverse talent

•	Offering equitable learning and development opportunities for all

As of January 29, 2022, we employed approximately 34,000 associates, approximately 20,000 of whom were part-time. In addition, temporary associates are hired during peak periods, such as the holiday season. Approximately 80% of our associates work in our stores, 10% in distribution centers with the remaining balance in home office and call centers.

Learning and Development and Inclusion Resource Groups

We are committed to investing in our associates by providing diverse learning and development opportunities, challenging work experiences, and offering Inclusion Resource Groups (“IRGs”). We believe that associates can reach their career goals through multiple roles, career paths and locations around the world. We offer a variety of enrichment experiences for those joining us as interns, new graduates, in mid-career or as a capstone to a career. Examples include:

•	Development Days: Dedicated time to advance technical, creative, or business skills

•	Leadership Development: Courses for associates in management positions to build critical skills and grow as effective leaders

•	Onboarding: Dedicated time to learn the business and to form important relationships for mentoring and development

•	Tuition Assistance: Reimbursement of 100% of eligible tuition expenses, up to $5,250 per calendar year

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    Human Capital Management

In addition, we currently offer the following IRGs that provide professional development opportunities for associates, support the needs of the business, shape the culture of our company and volunteer in the community:

•	Asian Learning, Leadership & Innovation Network (All In): Asian American and Pacific Islander associates and their allies

•	Conexión: Hispanic and Latino/a/x associates and their allies

•	Evolve: LGBTQIA+ associates and their allies

•	Mosaic: Black and African American associates and their allies

•	Women Inclusion Network (WIN): Associates who identify as women and their allies

Associate Engagement and Well-Being

Associate engagement and well-being are key components of our culture and fundamental in achieving our strategic priorities and goals.

Culture

We are committed to associate engagement by striving to foster a safe, welcoming and empowering work culture where everyone can bring their whole selves to work. At VS&Co, our purpose goes beyond selling product. We strive to provide a community of smart, passionate, and dedicated associates whose creativity, innovation and hard work fuel the world’s most recognized lingerie, apparel, and beauty brand. We also strive to provide a community in which all associates are treated fairly and respectfully, with equal access to opportunities and resources, allowing associates to contribute fully to our success. As our world evolves, we evolve with it by embracing social change, taking action, and holding ourselves accountable for creating a happy, healthy, and safe place to work.

We are focused on retaining, recruiting and advancing talent that reflects the customers we serve and the communities where we live and work. By encouraging a workplace environment where diversity, equity and inclusion are valued, we believe we can serve our customers better, as well as retain highly talented associates, suppliers and vendors of different backgrounds and experiences.

In addition, we maintain an Ethics Hotline 24 hours a day, 7 days a week where associates may anonymously report potential instances of unethical conduct and potential violations of law and/or company policies. We have a written Code of Conduct that is based on our values and provides a resource where associates can find information that defines behaviors that are acceptable and those that are not. We conduct an annual Code of Conduct compliance process which requires associates to complete a Code of Conduct disclosure and a separate training course.

Benefits

We are committed to associate well-being by providing quality benefits and offering equitable and competitive wages. We support our associates to be their best – at work and at home.

Our benefits programs are designed to be comprehensive, cost-effective and competitive to help our associates and their families be well and stay well.

We offer competitive compensation, company-matched savings and contributions to the retirement plan, and flexible and affordable health, wellness, and lifestyle benefits to eligible associates. Eligible associates can choose benefits and access resources that fit their lifestyle, including, but not limited to, 14 weeks paid maternity leave, 6 weeks paid paternity leave, adoption assistance, tuition reimbursement, free access to life planning and health advocate services and generous merchandise discounts. We also recently extended a worldwide Employee Assistance Program for all associates and anyone in their household to support mental health well-being. In addition, we offer paid time off to part-time eligible associates.

We are committed to equal opportunity and treatment for all associates which includes equal career advancement opportunities and equitable and competitive wages. Our compensation programs are designed to link annual changes in

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    Human Capital Management

compensation to VS&Co’s overall performance. At the individual level, we strive to assess performance on both an associate’s contributions as well as behaviors displayed to achieve them. The emphasis on VS&Co’s overall performance is intended to align our associates’ financial interests with the interests of our stockholders. We encourage associate stock ownership with the ability to purchase VS&Co shares at a discount through our associate stock purchase plan.

Our recent investments in our workforce included the expansion of participation in the short-term cash incentive compensation program to include all salaried associates in the home office, distribution and call centers beginning with the Fall 2020 season and going forward.

Ensuring Equal Pay for Equal Work

The heart of our business is our talented workforce. We offer competitive pay and benefits to our more than 30,000 associates around the world and pay all associates equitably regardless of gender, race, ethnicity or background.

We conduct an annual, rigorous and transparent review of 100 percent of our worldwide workforce that is verified by an independent third party to ensure that all salaries and incentive compensation targets are fair and unbiased. If we find any differences in pay between men and women globally or by race and ethnicity in the United States*, we make upward adjustments. Our process reviews gender, race, ethnicity and the intersection of these identities.

We are pleased to report that our 2021 internal review as well as analysis by our third-party partner, the non-profit Fair Pay Workplace, revealed that 99 percent of our workforce was paid equitably. For the remaining 1 percent, we have made adjustments to processes and compensation to address inconsistencies.

Because workforces are dynamic and ever-changing, so is the work to ensure pay equity. VS&Co is committed to an ongoing analysis and continued transparency relative to our metrics on pay equity, and we plan to report to our associates and to the public on an annual basis.

*Many jurisdictions outside the United States limit our ability to collect information on race and ethnicity and also what we can do with that information.

Health and Safety

Health and safety of our associates, customers, and vendors are key components of our culture and fundamental in achieving our strategic priorities and goals. We strive to provide safe and clean facilities, comply with all applicable workplace safety laws and have global safety policies and procedures to protect from avoidable injury. In response to COVID-19, we implemented robust safety protocols to protect all our associates working in our distribution centers, stores, and home offices. Associates whose work can be done remotely are working from home. For associates who are working in our stores, offices, and distribution centers, we are utilizing COVID-19 safety measures developed to align with Centers for Disease Control and Prevention (“CDC”) guidelines and other applicable state and local requirements.

Model Engagement and Photo Shoot Compliance

At VS&Co, our values define who we are and what we stand for, including treating everyone with dignity and respect. To support these values, we have established compliance processes and protocols which apply to all VS&Co associates and third parties participating in photo shoots, public relations events, fit sessions and other internal meetings where models are present.

Our Global Ethics and Compliance team is responsible for the day-to-day administration and management of the model engagement and photo shoot compliance protocols. Responsibilities include, but are not limited to, executing certain compliance processes related to the Photo Shoot Procedures and Fit Session Protocol, training new and existing associates, and escalating allegations of misconduct for investigation by the appropriate teams. For photo shoots, all external crew is required to certify to the VS&Co Anti-Harassment and Civility Policy and authorized compliance monitors are assigned to every photo shoot to provide oversight and ensure compliance with the Photo Shoot Procedures.

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Director Compensation

The Board compensation program is a continuation of the L Brands’ board of directors’ compensation program and was approved by the Interim Board of Directors for VS&Co prior to the separation from L Brands. The VS&Co Board will review and assess the program relative to the VS&Co peer group in partnership with its independent compensation consultant and may make changes to the program in the future.

Our 2021 compensation plan for non-employee directors is outlined in the following chart:

	Cash	Stock (fair market value of VSCO stock on grant date)

Board Fees	$111,900	$111,900

Committee Member Fees

Audit	$12,500	$12,500

Human Capital and Compensation	$12,500	$12,500

Nominating and Governance	$10,000	$10,000

Committee Chair Fees

Audit	$20,000

Human Capital and Compensation	$15,000

Nominating and Governance	$15,000

Board Chair Fees	$80,000	$80,000

The Chair fees are paid in addition to any Board and committee member fees. All cash retainers are paid quarterly in arrears. The equity retainers are granted under the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan (the “VS 2021 Stock Plan”) and delivered 100% in the form of unrestricted VS&Co shares generally on the date of our annual meeting of stockholders. In 2021, the initial equity retainer was granted on August 3, 2021 at the close of market, the day after VS&Co’s separation from L Brands.

In 2021, compensation earned by our non-employee directors was as follows:

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)

Irene Chang Britt	75,950	136,900	212,850

Sarah Davis	77,200	134,400	211,600

Jacqueline Hernández	67,200	134,400	201,600

Donna James	107,200	214,400	321,600

Lauren Peters	68,450	136,900	205,350

Anne Sheehan	74,700	134,400	209,100

(1) Stock awards were granted under the VS 2021 Stock Option and Performance Incentive Plan. We valued the stock awards by multiplying the closing price of our common shares on the NYSE on the grant date by the number of shares awarded.

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    Director Compensation

Stock Ownership Guidelines

Our Board and Human Capital and Compensation Committee believe it is important for our named executive officers, key members of our senior management team, and our non-employee directors to build and maintain ownership in VS&Co. We believe this further aligns their financial interests with those of our stockholders, creating long-term value. The Human Capital and Compensation Committee has established stock ownership guidelines for our non-employee directors, our named executive officers, and other members of our senior management group. For further details on the guidelines, please see “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section below.

Members of our Board must maintain ownership of at least the number of shares, net of taxes, of VS&Co common stock received as board compensation over the previous four years.

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Compensation Discussion and Analysis

Fiscal 2021 Overview

In 2021, we were able to achieve growth in all core categories. Our work to deepen our connection with the customer while improving our operational fundamentals continued to gain traction, and the customer responded positively to our brand transformation and our merchandising assortments. Despite the supply chain and inflationary challenges impacting the third and fourth quarters, our net sales and operating income increased significantly in 2021.

•	Net sales increased $1.372 billion, or 25%, to $6.785 billion compared to $5.413 billion in 2020.

•	Comparable sales (stores and direct) increased 3% and comparable store sales increased 10% in 2021 as compared to 2020.

•

Sales and merchandise margin results were strong in 2021 as customers responded positively to our merchandise assortments. The merchandise margin rate improvement was driven by improved response to our merchandise assortments as well as strong selling execution in stores and online, partially offset by significant cost pressures in our supply chain particularly in the third and fourth quarter of 2021.

•

Operating income for the full year increased to $870 million as compared to an operating loss of $101 million in 2020, and our operating income (loss) rate increased to 12.8% as compared to (1.9%) last year. The operating income increase was primarily driven by an increase in net sales and merchandise margin rate during 2021 and store asset and lease impairment charges of $214 million recorded in 2020.

•	Free cash flow was $682 million in 2021.(1)

(1) See Appendix A for reconciliation to comparable GAAP measure.

We continue to focus on opportunities for improved performance, driven by efforts to improve the cultural relevance of the brand, improved merchandise assortments, and disciplined inventory management focused on the quality, quantity and timing of merchandise receipts. Risks related to COVID-19 persist, and we plan to continue to operate both our stores and digital channels in a safe manner for our customers and associates. While we believe our improvements in merchandise assortment and our brand repositioning strategies are attracting and re-attracting customers, we are also mindful of the uncertainty around COVID-19-related challenges in our base of supply and the impact on our ability to receive merchandise in a timely manner.

Pay for Performance

As a specialty retailer, our business is constantly changing to enable growth. Our focus is on speed and agility, in support of deliberate change. Our compensation program reflects this philosophy, increasing compensation when performance is strong and decreasing compensation when performance does not meet our expectations. The Human Capital and Compensation Committee oversees our compensation program, ensuring that pay is aligned with performance. Strong performance in fiscal 2021 is reflected in the short-term cash incentive payments for fiscal 2021.

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    Compensation Discussion and Analysis

In 2021, we remained focused on successfully managing the business through the spin-off and the COVID-19 pandemic and related supply chain and inflationary challenges. Even with significant challenges in the retail environment, performance in fiscal 2021 exceeded our initial expectations. Due to strong sales performance and good merchandise acceptance, we were able to reduce promotional activity and increase our merchandise margin rates. Our work to deepen our connection with our customers while improving our operational fundamentals continued to gain traction, and our customers responded positively to our brand transformation and our merchandising assortments. As a result, we achieved the following results during fiscal 2021:

•	Diluted earnings per share of $7.18 compared to adjusted diluted earnings per share of $0.49 last year.(1)

•	Total sales increased 25% and comparable sales increased 3%.

•	Gross profit rate increased by 840 basis points,(1) driven by a significant increase in the merchandise margin rate and buying and occupancy expense leverage.

•	Operating income increased $772 million to $870 million compared to adjusted operating income of $98 million last year,(1) and the operating income rate increased by 1,100 basis points(1) to 12.8%.

(1) Diluted earnings (loss) per share and operating income (loss) determined in accordance with accounting principles generally accepted in the United States (“GAAP”) were ($0.82) and ($101) million for fiscal 2020. The gross profit rate increased 1,170 basis points and the operating income (loss) rate was (1.9%) for fiscal 2020 calculated in accordance with GAAP. There were no adjustments to GAAP results in fiscal 2021. A reconciliation of adjusted measures to the comparable GAAP measures can be found on pages 37 and 38 of the 2021 Form 10-K.

Compensation Overview and Highlights

VS&Co separated from L Brands on August 2, 2021.

VS&Co is a new entity. What is currently one company today, was multiple organizations in former L Brands. L Brands consisted of 5 lines of business: Bath & Body Works, Victoria’s Secret Lingerie, Victoria Secret Beauty, PINK and the International Division, which sold products across all other lines of business outside North America. In addition to the lines of business, there was a global sourcing organization which provided sourcing, manufacturing and distribution capability for all products which L Brands sold. Corporate functions, such as legal, finance, human resources and information technology were shared services across the L Brands organization. Beginning in Fall of 2020, L Brands began organizing resources to create 2 standalone organizations. In addition to putting the current VS&Co lines of business under a single leader, the organization separated the sourcing and corporate functions. As this was not complete until just before the spin-off, it is not possible to have direct comparisons year over year in finances or compensation at a total company level.

Each of VS&Co’s named executive officers (“NEOs”) were previously associates of L Brands prior to the Separation and have continued with VS&Co post separation from L Brands. However, none of the current executive officers of VS&Co were executive officers of L Brands, with the exception of Martin Waters, in his role as CEO, International at L Brands. The historical compensation information provided in this Compensation Discussion and Analysis (“CD&A”) generally reflects L Brands’ compensation policies applicable to our NEOs and the determinations made primarily by the L Brands Human Capital and Compensation Committee (the “LB HCC Committee”) and certain members of L Brands’ management team.

Upon the Separation, our Board established a Human Capital and Compensation Committee (“HCCC”). The HCCC reviews all aspects of our executive compensation program and is actively engaged in making any adjustments that it believes are appropriate for structuring executive compensation arrangements for VS&Co executives (including our NEOs) going forward.

All compensation tables reflect activity for the entire fiscal year; this historical information is provided to give context. Over the next fiscal year, and, as necessary, on an ongoing basis thereafter, VS&Co’s pay practices and programs will be reviewed and refined to best align with the needs of VS&Co as a standalone organization. This work has already begun as the VS&Co HCCC has engaged an independent compensation consultant to help it define VS&Co’s compensation philosophy going forward. Where decisions have been made in fiscal 2022 (which will be visible in the CD&A that we publish in 2023), the HCCC will share certain of those decisions now, to give investors a preview of what they may expect in the future.

Since our pay practices are still being developed, the forms and amounts of compensation reported below are not necessarily predictive of the compensation our current NEOs will receive in the future.

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    Compensation Discussion and Analysis

Named Executive Officers (NEOs)

This CD&A explains our executive compensation programs for the following individuals, all of whom were deemed to be NEOs for fiscal 2021.

Name	Title

Martin Waters	Chief Executive Officer, VS&Co

Timothy Johnson	Chief Financial Officer

Dein Boyle	Chief Operating Officer

Amy Hauk	Chief Executive Officer, PINK

Gregory Unis	Chief Executive Officer, Beauty

Stockholder Engagement

We are committed to healthy and recurrent engagement with our stockholders regarding our executive compensation practices and philosophy. The HCCC and management welcome and value dialogue with stockholders on this topic. Members of the HCCC and executive management team are available to meet with stockholders at their request and convenience to discuss our compensation program.

Compensation Program

Executive Compensation Philosophy and Guiding Principles

To establish continuity of leadership and a smooth exit from L Brands, we continued with the proven philosophy and guiding principles established previously for our company while we were a subsidiary of L Brands. In the year ahead, management and the HCCC will review these principles and philosophy to ensure that it continues to fit our new business. The current designs are based on the following L Brands principles:

Compensation Component	Principles

Pay Level	• Attract and retain superior leaders in a highly competitive market for talent.

• Pay competitively and equitably.

• Recognize depth and scope of accountability and complexity of responsibility.

Pay Mix	• Emphasize performance-contingent, long-term equity-based compensation over fixed compensation.

Pay for Performance	• Recognize and reward enterprise, brand and individual performance.

• Align executives’ interests with stockholders’ interests.

• Require executives to own a significant amount of L Brands’ common stock.

• Set Spring and Fall goals that reflect the seasonal nature of L Brands’ business and incentivize goal achievement in each season.

• Create long-term stockholder value through regular achievement of short-term goals while pursuing L Brands’ longer-term strategy of growth in North America and internationally.

• Retain and incentivize high performers through long-term equity incentive awards.

As this compensation philosophy has generally served us well, we anticipate that many of the same themes will be carried forward to our new compensation philosophy and programs.

These Principles in Practice

Two key elements of our current pay program design that have served us well in the past and will be a foundation of our programs going forward create the foundation of our pay for performance orientation. First, our short- and long-term incentive goals are designed to challenge executives to achieve a high level of performance. We believe that this results-

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    Compensation Discussion and Analysis

oriented culture requires VS&Co to deliver superior value creation to its stockholders in order for our executives to earn cash and equity incentives at target levels. Likewise, our plans are designed such that when VS&Co hits and exceeds, or falls short of these goals, its executives are compensated accordingly.

Second, to further connect our executives’ pay to performance and stockholder interests, we employ a pay mix philosophy that places greater emphasis on performance-based and equity compensation over base salary.

As VS&Co evolves our executive compensation philosophy and programs, a key tenet will be driving pay for performance through meaningful at-risk compensation.

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    Compensation Discussion and Analysis

Overview of Executive Compensation Governance Practices

VS&Co seeks to maintain high standards with respect to the governance of our executive compensation programs. Key features of our policies and practices that motivate and drive performance and align with stockholder interests are as follows:

What we do		What we don’t do

✔	Put meaningful compensation at risk – On average, 75% of our NEO’s pay is dependent upon company performance, thus aligning the interests of our executives with those of our stockholders.	× ×	No tax gross-ups upon a change in control. “No hedging” policy governing stock trading.

✔	Set stock ownership guidelines: Set at five times base salary for our Chief Executive Officer and three times base salary for other named executive officers.	×	No re-pricing or cash-out of underwater stock options without stockholder approval.

✔	Require double-trigger vesting of equity awards upon a change in control under our long-term incentive plan.	×	No discounted equity grants.

✔	Enforce our clawback policy as described under “Compensation Governance—Recovery of Compensation.”	×	No guaranteed increases to pay.

✔	Include fixed share authorization: Long-term incentive plan does not provide for an evergreen feature that would automatically replenish the shares authorized for issuance.	×	No excise tax gross-ups under our long-term incentive plan.

✔	Regularly review share utilization: We regularly evaluate share utilization levels and review the dilutive impact of stock compensation.

✔	Work with independent consultant retained by the HCCC.

✔	Cap our incentive plans: The maximum payout for our short-term incentive compensation is 200% of target. For the CEO’s performance share opportunity, the payout cap is 150% of target.

✔	Grant stock with vesting period of at least one-year (subject to certain exceptions).

✔	Independent compensation committee: Our HCCC is composed solely of independent directors.

✔	Conduct an annual review of the pay programs to ensure we reward executives for performance against clear metrics that align with our strategic plan and stockholder interests, retain top talent, and discourage unnecessary risk taking by our executives.

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    Compensation Discussion and Analysis

COMPENSATION GOVERNANCE PROCESSES

Human Capital and Compensation Committee

The HCCC is composed entirely of independent directors and oversees our programs, policies, practices, and strategies relating to culture, talent, diversity, equity and inclusion, and executive compensation. All HCCC members meet independence and other NYSE requirements. HCCC members were selected based on their knowledge and experience in human capital and compensation matters from both their professional experience and their roles on other boards.

Independent Committee Consultant

As permitted by its charter, the HCCC retained Willis Towers Watson (“WTW”) as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The HCCC, considering recommendations from VS&Co management, determines the work to be performed by WTW. WTW works with management to gather data required in preparing analyses for HCCC review. Specifically, the services the consultant provides include:

•	Assisting in the evaluation of and providing recommendations for the Chief Executive Officer and other executives’ compensation.

•	Informing the HCCC of changing market practices.

•	Consulting on executive compensation strategy and program design.

•	Analyzing the competitiveness of executive pay.

•	Assisting in the selection of our peer group.

•	Assisting and reviewing our CD&A disclosure.

Compensation Comparison

VS&Co compares its executive compensation with publicly available data on executive compensation, including the executive compensation paid by its peer companies, in order to appropriately establish incentives and to retain top talent.

For fiscal 2021, VS&Co began with the following peer group, which was reviewed and approved by the LB HCC Committee. This peer group was used to develop certain policies and evaluate compensation for the VS&Co executives in fiscal 2020 and 2021.

Abercrombie & Fitch Co.	lululemon athletica inc.
American Eagle Outfitters, Inc.	PVH Corp.
Big Lots, Inc.	Ralph Lauren Corporation
Burlington Stores, Inc.	Ross Stores, Inc.
Capri Holdings Limited	Tailored Brands, Inc.
Coty Inc.	Tapestry, Inc.
Designer Brands Inc.	Tiffany & Co.
Dillard’s, Inc.	Ulta Beauty, Inc.
Estee Lauder Companies Inc.	Under Armour, Inc.
Gap, Inc.	Urban Outfitters, Inc.
G-III Apparel Group, Ltd.	V.F. Corporation
Hanesbrands Inc.	Williams-Sonoma, Inc.
Levi Strauss & Co.

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    Compensation Discussion and Analysis

Following the Separation, the HCCC considered the original peer group in light of its objectives for the newly independent VS&Co. In consultation with management and with advice of its advisors, the HCCC reviewed and approved the following Executive Compensation Peer Group for Fiscal Year 2022:

Abercrombie & Fitch Co.	lululemon athletica inc.
American Eagle Outfitters, Inc.	PVH Corp.
Bath and Body Works, Inc.	Ralph Lauren Corporation
Big Lots, Inc.	Ross Stores, Inc.
Burlington Stores, Inc.	Tapestry, Inc.
Capri Holdings Limited	Ulta Beauty, Inc.
Gap, Inc.	Under Armour, Inc.
G-III Apparel Group, Ltd.	Urban Outfitters, Inc.
Hanesbrands Inc.	V.F. Corporation
Levi Strauss & Co.	Williams-Sonoma, Inc.

The HCCC used the following criteria to select the peer group:

•	Businesses that are generally similar to VS&Co in:

•	industry classification,

•	size (generally falling in the range of 0.5 to 2x our revenue and 0.25 to 4x our market capitalization),

•	global footprint,

•	business and/or merchandise focus;

•	Retailers that compete with VS&Co for executive talent; and

•	Similar business model, i.e., specialty store retailers.

VS&Co does not specifically set its executive compensation against its peer group. Instead, it considers peer group comparisons provided by WTW as one of several factors in making executive compensation decisions.

Compensation Setting Process

The HCCC, in consultation with its independent compensation consultant, approves the compensation structure for the CEO. The HCCC oversees the evaluation process for the CEO and reviews and approves the compensation structure for all of VS&Co’s named executive officers and other officers subject to Section 16 of the Exchange Act (“Section 16 officers”), including the approval of grants of equity awards to such executives.

Target compensation for VS&Co’s executives is reviewed annually and is designed to reward performance, incentivize future performance and be competitive with the external market for talent.

NEO COMPENSATION COMPONENTS

The compensation shown in the tables and discussed in this CD&A was based on the decisions made by the LB HCC Committee and their compensation consultant. Between the time of the Separation and the close of fiscal 2021, no changes to the pay or pay structure were made. We anticipate continuing the same components of L Brands’ compensation program including base salary, short-term incentive awards and long-term incentive awards. The HCCC will continue to develop the compensation philosophy and compensation mix appropriate for VS&Co as a new standalone company.

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    Compensation Discussion and Analysis

In addition to base salary and short and long-term incentives, L Brands also provided its eligible executives with certain retirement and other post-employment benefits and perquisites. Additional information about each compensation component is provided below.

Base Salary

The table below reflects the base salaries for each NEO as of the end of fiscal 2021.

NEO	2021 Base Salary ($)

Mr. Waters	$1,250,000

Mr. Johnson	$750,000

Mr. Boyle	$820,000

Ms. Hauk	$960,000

Mr. Unis	$880,000

In February 2021, Mr. Waters’ salary was increased by the LB HCC Committee from $1,050,000 to $1,250,000 in connection with his promotion to CEO of VS&Co. In April 2021, Messrs. Unis and Boyle and Ms. Hauk each received a merit increase on average equal to 3.3% of base salary. Mr. Johnson was hired as Chief Financial Officer of VS&Co on June 1, 2021.

The following factors were considered by the LB HCC Committee in determining executive base salary adjustments:

•	Scope and responsibility of the executive’s position;

•	Achievement of seasonal and annual business goals;

•	Level of overall compensation paid by competitors for comparable positions;

•	Recruitment, retention and development of leadership talent;

•	Expectations for future growth; and

•	The appropriate balancing of the executive’s base salary against their incentive compensation.

We anticipate that VS&Co’s compensation philosophy will consider related factors when setting base salary for our NEOs.

Short-Term Performance-Based Cash Incentive Compensation

For fiscal 2021, the short-term incentive plan was paid pursuant to the L Brands Inc. 2015 Cash Incentive Compensation Performance Plan (the “LB 2015 IC Plan”) prior to the Separation for the fiscal 2021 Spring season payout and pursuant to the Victoria’s Secret & Co. 2021 Cash Incentive Compensation Performance Plan (the “VS 2021 IC Plan”) after the Separation for the fiscal year 2021 Fall season payout.

Under both plans, this compensation component focuses on achievement of six-month goals, reflecting VS&Co’s two selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). The Fall season, which includes holiday sales, is weighted more heavily because of its importance to VS&Co’s profitability. The use of two six-month performance periods in the plan design reflects the belief that achievement of short-term goals season after season best aligns with the business strategy and helps drive and maintain long-term value for stockholders.

VS&Co’s pre-established, objective financial goals for fiscal 2021 were based on adjusted operating income. Adjusted operating income was used because it is considered a performance measure over which executives can have significant impact and is also directly linked to the long-term growth plan and performance that drives stockholder value.

While the plans provide for adjustment due to extraordinary items, both Spring and Fall payouts reflect the actual, quantitative results, without retroactive adjustments.

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    Compensation Discussion and Analysis

At the beginning of each six-month season, operating income goals are set by the HCCC with recommendations from management. The goals are based on:

•	An analysis of historical performance;

•	Income goals;

•	Overall economic environment including financial results of other comparable businesses; and

•	Progress toward achieving the strategic plan.

The table below shows the operating income (“OI”) goals for VS&Co for each season required to earn short-term performance-based incentive compensation at target and actual performance. The full performance bands are shown along with corresponding payout per the plan design for Threshold, Target and Maximum Performance.

	Fiscal 2021 Spring Season				Fiscal 2021 Fall Season
	Threshold	Target(1)	Maximum	Actual(2)	Threshold	Target(1)	Maximum	Actual(2)

OI $ Performance ($ millions)	50	125	250	477	375	475	575	493

Plan Payout	20%	100%	200%	200%	20%	100%	200%	118.2%

(1) Spring and Fall 2021 operating income goals and performance for VS&Co reflect operating income goals and performance for the total segment, including international operations and North America operations. The impact of former corporate functions that transferred to VS&Co and other separation costs were excluded from the goal.

(2) Actual performance presents operating income on an adjusted basis that removes certain special items that are not indicative of ongoing operations due to their size and nature. VS&Co uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

Fall season goals for VS&Co were set below prior year actual results to provide meaningful incentive given significant supply chain challenges (costs, factory and inventory availability) which impacted the broader macro environment. When evaluating operating income goals, the HCCC compares the change in operating income relative to the change in the incentive payments to associates to ascertain the reasonableness of the potential payout.

Operating income goal ranges at threshold, target and maximum were narrowed in fiscal 2021 compared to fiscal 2020 as there was less uncertainty. The previous table shows the full range of performance goals for VS&Co for fiscal 2021.

Performance between threshold and target and target and maximum is interpolated to determine payout percentage beginning at 20% for threshold performance up to 200% at maximum performance.

Short-term performance-based cash incentive compensation targets are set as a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.

Payouts for fiscal 2021 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table below on page 52. Both Spring and Fall payouts reflect the actual, quantitative results originally set at the beginning of each season without adjustment for the impact of the COVID-19 crisis on results.

Total Fiscal 2021 Incentive Payout

	Target (% of Base Salary) (%)	Fiscal 2021 Target Incentive ($)	Fiscal 2021 Spring Incentive Payout(1) ($)	Fiscal 2021 Fall Incentive Payout(2) ($)	Total Fiscal 2021 Payout ($)	Percent of Fiscal 2021 Target (%)

Mr. Waters	180	2,250,000	1,800,000	1,595,700	3,395,700	151

Mr. Johnson(3)	90	494,011	178,022	478,710	656,732	133

Mr. Boyle	125	1,025,000	820,000	726,930	1,546,930	151

Ms. Hauk	170	1,632,000	1,305,600	1,157,414	2,463,014	151

Mr. Unis	170	1,496,000	1,196,800	1,060,963	2,257,763	151

(1) Spring payout awarded at 200% based on achievement against operating income goals.

(2) Fall payout awarded at 118.2% based on achievement against operating income goals.

(3) Spring payout for Mr. Johnson was pro-rated based on the number of days he served in the role during the season.

VS&Co | 2022 Proxy Statement	47

    Compensation Discussion and Analysis

The HCCC, in consultation with its compensation consultant, reviews performance metrics, performance periods, vesting and other terms and conditions as appropriate for VS&Co considering our business goals and objectives.

Long-Term Equity Compensation

The equity awards granted in fiscal 2021 were granted under L Brands’ equity compensation program prior to the Separation as part of the annual review process in March 2021. L Brands’ long-term equity compensation program has historically been comprised of a mix of three types of awards: performance stock units (“PSUs”), time-vested restricted stock units (“RSUs”) and stock options, providing a balance of performance-based incentives, alignment with stockholders, and retention. This long-term incentive (“LTI”) structure was in place for L Brand’s executive officers. Only Martin Waters was an executive officer of L Brands prior to the Separation. Ms. Hauk and Mssrs. Boyle and Unis were division leaders; the divisional leaders’ long-term incentive program consisted of time vested RSUs and stock options. Going forward, the HCCC has decided that all executive officers of VS&Co should be incentivized through a combination of PSUs and RSUs. More detail on the design of the program is discussed later in this section.

L Brands’ long-term equity compensation program was designed to:

•	Incentivize achievement of key performance metrics (through the performance requirement);

•	Align executive rewards with those realized by stockholders (through the market value of L Brands common stock);

•	Retain superior executive talent (through the time vesting requirements); and

•	Reward exceptional individual performance (through annual determination of the size of the award).

In determining the size of any grants of equity awards, the LB HCC Committee or members of L Brands management took into account the applicable executive’s individual performance (including contribution to the achievement of business goals, execution of retail fundamentals and accomplishment of talent and cultural objectives), company performance, competitive practice, L Brands’ overall equity compensation expense budget, stockholder dilution, internal equity and retention risk.

In connection with his promotion in November 2020 to Chief Executive Officer, Victoria’s Secret Lingerie, the LB HCC Committee granted Mr. Waters RSUs with a grant date value of $1,000,000 that cliff vest 100% after three years.

In addition, following the end of fiscal 2020 and in connection with his promotion to Chief Executive Officer of Victoria’s Secret, on February 5, 2021, the LB HCC Committee granted Mr. Waters PSUs with respect to L Brands common stock with a target grant date value of $6,500,000. The PSUs will vest between 50% and 150% of target based on VS&Co’s achievement of relative revenue growth targets compared to peers and operating income rate targets over a three-year performance period from January 31, 2021 through February 3, 2024, subject to Mr. Waters’ continued employment with VS&Co through February 5, 2024.

We adopted the VS 2021 Stock Plan, a long-term equity incentive plan similar to the L Brands’ equity compensation plan, under which we expect to grant future equity incentive awards (which may include awards of PSUs, RSUs and stock options) to our senior executives (including our NEOs), non-employee directors and other associates.

Treatment of Outstanding Equity Compensation Awards held by NEOs

In connection with the Separation, outstanding L Brands equity awards held by Messrs. Waters, Johnson, Boyle and Unis and Ms. Hauk were converted into equity awards that will be settled in shares of VS&Co common stock in a manner intended to equitably preserve the overall intrinsic value of the converted equity awards by taking into account the relative value of L Brands common stock before the Separation and the value of VS&Co common stock after the Separation.

48	VS&Co | 2022 Proxy Statement

    Compensation Discussion and Analysis

Cash Retention Bonus Awards

In 2020, due to the significant uncertainty surrounding the occurrence of the Separation, the COVID-19 pandemic, and constraints on shares available for grant under the L Brands equity compensation plan, the LB HCC Committee decided not to grant annual long-term incentive equity awards to its executives at the time of its normal grant cycle (March 2020). Instead, to ensure long-term retention of its ongoing leadership during particularly turbulent times for L Brands’ business, the LB HCC Committee approved special cash retention bonus awards in Summer 2020 to Mssrs. Boyle and Unis and Ms. Hauk.

The retention bonus awards for Mssrs. Boyle and Unis and Ms. Hauk vest in three equal installments on January 31, 2021, July 31, 2021, and January 31, 2022, in each case subject to the NEO’s continued employment through the applicable installment date.

The LB HCC Committee also approved two cash bonus awards to Mr. Waters. The first was granted at the same time as the other NEOs, and the second at his appointment to CEO Victoria’s Secret Lingerie in December 2020. The awards were granted to Mr. Waters for retention purposes due to the significant uncertainty both in the broader economy and the VS&Co business. At the time of the awards, it was not yet decided if VS&Co would be sold or become a stand-alone business. The awards were given to secure his leadership during this turbulent time. Mr. Waters’ retention bonus awards vest in two installments: (i) $800,000 on January 31, 2021 and (ii) $1,000,000 on January 31, 2022, subject to his continued employment through the applicable installment date.

The table below sets forth the aggregate cash retention bonus award amounts for each NEO.

NEO	Total Cash Retention Bonus Award Amount ($)

Mr. Waters	$1,800,000

Mr. Boyle	$1,200,000

Ms. Hauk	$2,400,000

Mr. Unis	$2,100,000

All but the final payment of the cash retention bonus award is disclosed in the 2021 Summary Compensation Table below on page 52. The final cash retention bonus award payment will be disclosed in the table next year if the payment is earned and paid based on the executive’s continued service. The last tranche of the retention bonus awards for each of the NEOs vested on January 31, 2022 and was paid by VS&Co in February 2022.

In addition to the bonus awards above, the LB HCC Committee approved an additional $800,000 incentive payment to Mr. Waters if he implemented actions to reduce EBITDA losses in the United Kingdom and China, retain key talent and establish a platform for future growth and profitability (as determined in the discretion of the LB HCC Committee and certain members of management). In February 2021, it was determined by the LB HCC Committee that the requirements for payment of this additional bonus were satisfied and the bonus was paid.

LTI Moving Forward

For fiscal 2022, the HCCC, in consultation with its compensation consultant, reviewed the long-term performance metrics, vesting and other terms and conditions of our LTI compensation structure and has made the following changes to VS&Co’s LTI program for fiscal 2022:

•	The CEO and other executive officers will receive a mix of both PSUs and RSUs.

•	The CEO’s award will be more heavily weighted to PSUs.

•	The other executive officers will have an equal portion of their LTI award in PSUs and time vested RSUs.

The HCCC believes it is important that all executive officers of VS&Co receive performance-based LTI to align the interests of the executive with stockholders. The HCCC has further agreed that the PSU metrics will be comprised of 3 year operating income goals and relative total shareholder return compared to the S&P 1500 Specialty Retail Index. The two PSU measures will be weighted equally.

VS&Co | 2022 Proxy Statement	49

    Compensation Discussion and Analysis

Retirement and Other Post-Employment Benefits

Retirement and other post-employment benefits consist of qualified retirement plan benefits and termination benefits. VS&Co does not have a non-qualified deferred compensation plan but may create one in the future (taking into account any restrictions in the adoption of such plan under the Internal Revenue Code).

401(k) Plan

VS&Co’s qualified plan (the “401(k) Plan”) is available to all VS&Co associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under Section 401 of the Internal Revenue Code. VS&Co matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and VS&Co’s matching contributions to the 401(k) Plan vest immediately. Additional VS&Co contributions and the related investment earnings are subject to vesting based on years of service.

Non-Qualified Defined Contribution Deferred Compensation and Supplemental Retirement Plan

L Brands previously sponsored a non-qualified supplemental retirement plan (the “LB SRP”) for associates who met certain age, service, job level and compensation requirements. The LB SRP was an unfunded plan that provided benefits beyond the limits imposed by the Internal Revenue Code for qualified defined contribution plans. L Brands had not set aside assets to fund liabilities of the non-qualified plan. Assets that may have been used to satisfy such liabilities were general assets of L Brands, subject to the claims of L Brands’ creditors.

On June 27, 2020 (the “Termination Date”), the LB HCC Committee authorized the termination of the LB SRP. Any remaining benefits and obligations under the LB SRP were paid out in full approximately one year following the Termination Date. Pursuant to applicable rules under the Internal Revenue Code, certain other deferred compensation arrangements were simultaneously terminated and liquidated, including any remaining elective deferred stock units and deferral elections under L Brands’ Stock Award and Deferred Compensation Plan for Non-Associate Directors. In addition, any retirement-eligible associates of L Brands who were eligible for special pro rata vesting on any restricted stock units held by such associate will no longer receive pro rata vesting treatment on a retirement following the Termination Date.

Termination Benefits: Severance and Change in Control Agreements

VS&Co has entered into severance and change in control agreements with certain executives, including Messrs. Waters, Johnson, Unis and Boyle and Ms. Hauk. For additional information regarding these arrangements, see “Estimated Post-Employment Payments and Benefits” below on page 56.

Upon a change in control of VS&Co, VS&Co equity awards will only vest if the executive’s employment is terminated by the executive for good reason or by VS&Co other than for cause within 24 months of the change in control.

None of VS&Co’s executives (including our NEOs) is entitled to a tax gross-up for any excise taxes on compensation paid in connection with a change in control.

Perquisites

VS&Co provides its executives with perquisites that the HCCC has determined are reasonable and in the best interests of VS&Co and its stockholders. These perquisites may include the reimbursement of financial planning costs of up to $9,500 per year for our CEO and supplemental disability and life insurance coverage provided by VS&Co for associates at the Vice President level and above, including our NEOs. In addition, to the extent that corporate provided aircraft is used by any VS&Co executive for personal purposes, the executive is required to reimburse VS&Co based on the amount established by the Internal Revenue Service as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

The cost of providing these perquisites to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the 2021 Summary Compensation Table below on page 52 and detailed in the footnotes to the table.

As a separate public company, we will continue to review perquisites to be made available to our executives, including our NEOs, which we anticipate will generally be similar to current offerings.

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    Compensation Discussion and Analysis

COMPENSATION GOVERNANCE

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. Section 162(m) of the Internal Revenue Code provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” However, as part of the Tax Cuts and Jobs Act of 2017, this exemption was repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain “grandfathered” arrangements in effect as of November 2, 2017. In addition, the regulations promulgated under Section 162(m) provided certain transitional relief to companies that became publicly held on or prior to December 20, 2019. However, because the Separation occurred following December 20, 2019, VS&Co will not qualify for this special transitional relief under Section 162(m).

In the exercise of its business judgment, the HCCC retains the flexibility to award and pay compensation even if the compensation is not deductible by VS&Co for tax purposes if it believes it is in the best interests of VS&Co.

Stock Ownership Guidelines

The HCCC encourages VS&Co stock ownership by VS&Co’s executives through stock ownership guidelines that promote a long-term focus on performance, discourage inappropriate risk-taking and align the interests of its executives with those of its stockholders. Stock ownership guidelines can be met through direct or beneficial ownership of VS&Co common stock, including VS&Co common stock held under its stock incentive and retirement plans.

VS&Co’s Chief Executive Officer is required to achieve and maintain beneficial ownership of VS&Co common stock with a value of five times his base salary and VS&Co’s other covered executives are required to achieve and maintain beneficial ownership of VS&Co common stock with a value of three times such executive’s base salary. VS&Co’s covered executives are required to maintain these ownership levels within five years of becoming subject to the ownership guideline.

Members of the Board must maintain ownership of at least the number of net shares of VS&Co common stock received as board compensation over the previous four years.

Recovery of Cash Bonus and Stock Compensation

Under the VS 2021 IC Plan and the VS 2021 Stock Plan, the HCCC has the power and authority to recover previously awarded cash bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to VS&Co or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities. In addition, as a new, smaller company, we intend to further review our compensation practices and consider additional clawback policies as may be appropriate for VS&Co as a newly established, stand-alone public company.

Policy Regarding Hedging or Pledging

The VS&Co Interim Board of Directors adopted a policy prohibiting our directors and executives from engaging in transactions in derivative securities (including puts, calls, collars, forward contracts, equity swaps, exchange funds and the like) relating to VS&Co securities, transactions “hedging” the risk of ownership of VS&Co securities and short sales of VS&Co securities. In addition, directors and executives are prohibited from holding VS&Co securities in margin accounts or pledging VS&Co securities as collateral for loans unless approved in advance by the Chief Legal Officer.

Equity Dilution Practices

Our fiscal 2021 annual equity run rate, calculated as of the Separation, was 0.22%. We calculate our equity run rate as the total number of shares subject to equity awards granted in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.

VS&Co | 2022 Proxy Statement	51

    Compensation Discussion and Analysis

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our NEOs for the fiscal year ended January 29, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Martin Waters Chief Executive Officer, VS&Co	2021	1,250,000	1,600,000	6,500,029	—	3,395,700	33,546	125,956	12,905,231
	2020	923,462		1,000,006		2,511,635	71,126	281,200	4,787,429

Timothy Johnson(5) Chief Financial Officer	2021	498,626	—	1,500,025	—	656,732	—	213	2,655,596

Dein Boyle Chief Operating Officer	2021	816,538	800,000	615,007	204,990	1,546,930	27,436	60,369	4,071,270

Amy Hauk Chief Executive Officer, PINK	2021	953,942	1,600,000	719,982	239,994	2,463,014	24,259	79,081	6,080,272
	2020	882,308	—	—	—	1,776,000	51,754	234,597	2,944,659

Gregory Unis Chief Executive Officer, Beauty	2021	874,808	1,400,000	660,002	220,001	2,257,763	5,681	179,144	5,597,399
	2020	810,769	—	—	—	1,734,000	9,199	224,433	2,778,401

(1) Special cash retention bonus awards granted by L Brands to ensure long-term retention of its ongoing leadership during a time of transition and significant uncertainty. The final remaining portion was paid in February 2022 and will be reflected in next year’s Summary Compensation Table. For more detail see the ‘’Cash Retention Bonus Awards’’ section of the CD&A.

(2) The value of stock and option awards reflects the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, for each award. PSUs granted to Mr. Waters in fiscal 2021 include specified goals which can adjust the number of shares which vest under the award. Assuming maximum achievement of performance conditions, the value of Mr. Waters’ PSUs at the grant date was $9,750,053. Stock options are valued using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 1.0%, volatility of 59%, risk free interest rate of 0.8% and expected life of 4.7 years. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives.

(3) Represents the aggregate value of the non-equity performance-based incentive compensation paid for the applicable fiscal 2021 Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of adjusted operating income results.

(4) The amounts shown for “All Other Compensation” for fiscal 2021 include: company contributions to the executive’s qualified and non-qualified retirement plan account and incremental company cost to provide supplemental life and disability insurance coverage.

Name	Company Contributions to the Executive’s Qualified and Non-Qualified Retirement Plan Account ($)	Incremental Company Cost to Provide Supplemental Life and Disability Insurance Coverage ($)	Total ($)

Martin Waters	125,326	630	125,956

Timothy Johnson	0	213	213

Dein Boyle	59,680	689	60,369

Amy Hauk	78,275	806	79,081

Gregory Unis	178,405	739	179,144

(5) Mr. Johnson was hired as Chief Financial Officer in June 2021. The compensation shown for Mr. Johnson consists of base salary earned for the fiscal year, a new hire RSU grant and pro-rated non-equity incentive compensation.

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    Compensation Discussion and Analysis

Grants of Plan-Based Awards for Fiscal 2021

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during fiscal 2021.

			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards(2)
Name/Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)

Martin Waters
Annual Incentive			450,000	2,250,000	4,500,000

PSUs	2/5/2021	2/5/2021				109,562	219,124	328,686				6,500,029

Timothy Johnson
Annual Incentive			98,802	494,011	988,022

RSUs(7)	6/2/2021	5/19/2021							36,637			1,500,025

Dein Boyle
Annual Incentive			205,000	1,025,000	2,050,000

Option	3/16/2021	3/16/2021								16,989	36.20	204,990

RSUs	3/16/2021	3/16/2021							16,990			615,007

Amy Hauk
Annual Incentive			326,400	1,632,000	3,264,000

Option	3/16/2021	3/16/2021								19,890	36.20	239,994

RSUs	3/16/2021	3/16/2021							19,890			719,982

Gregory Unis
Annual Incentive			299,200	1,496,000	2,992,000

Option	3/16/2021	3/16/2021								18,233	36.20	220,001

RSUs	3/16/2021	3/16/2021							18,233			660,002

(1) “Non-Equity Incentive Plan Awards” represent the threshold, target and maximum opportunities for the fiscal 2021 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2) “Equity Incentive Plan Awards” are PSUs granted during the fiscal year pursuant to the VS 2021 Stock Plan. PSUs are eligible to vest at the end of the three-year performance period, with the number of shares to be awarded determined based on the achievement of (i) revenue growth CAGR relative to peers and (ii) operating income rate. Award was initially granted by LB HCC Committee. The number of units noted above reflect the number of VS&Co PSUs into which the PSU granted by the LB HCC Committee was adjusted as a result of the Separation.

(3) “All Other Stock Awards” are RSUs granted during the fiscal year pursuant to the VS 2021 Stock Plan. Unless otherwise noted, awards vest in equal portions on the second and third anniversaries of the grant date. Awards were initially granted by the LB HCC Committee. The number of units noted above reflect the number of VS&Co RSUs into which the RSUs granted by the LB HCC Committee was adjusted as a result of the Separation.

(4) “All Other Option Awards” are options granted during the fiscal year pursuant to the VS 2021 Stock Plan. Awards vest in equal portions on the second and third anniversaries of the grant date and have a term of 10 years. Awards were initially granted by the LB HCC Committee. The number of options noted above reflect the number of VS&Co options into which the options granted by the LB HCC Committee was adjusted as a result of the Separation.

(5) Stock options have an exercise price equal to the closing price of L Brands common shares on the NYSE on the grant date divided by the adjustment factor determined upon the Separation. The adjustment factor was calculated by dividing the closing L Brands stock price on August 2, 2021 of $79.92 by the opening VS&Co stock price on August 3, 2021 of $48.00.

(6) The value of stock and option awards reflects the grant date fair value under ASC Topic 718, Compensation—Stock Compensation, for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 1.0%, volatility of 59%, risk free interest rate of 0.8% and expected life of 4.7 years. RSUs and PSUs are valued based on the fair market value of a share of VS&Co common stock on the date of the grant, as adjusted as a result of the Separation. The amounts reported represent the grant date fair value and do not represent amounts paid to or realized by the named executives. The named executives may never realize any value from the PSUs or stock options. To the extent they realize value from PSUs or stock options, the amounts realized may be more or less than the amounts reported above.

(7) RSUs vest 30% on the first and second anniversary of the grant date and 40% on the third anniversary of the grant date.

VS&Co | 2022 Proxy Statement	53

    Compensation Discussion and Analysis

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2021

The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executive officers on January 29, 2022. For awards granted prior to the Separation, the number of options, PSUs and RSUs represent the adjusted number of outstanding awards. The awards and grant price were adjusted in a manner intended to equitably preserve the overall intrinsic value of the converted equity awards by taking into account the relative value of L Brands common stock before the Separation and the value of VS&Co common stock after the Separation.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercided Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Martin Waters	3/30/2012	45,078	—		24.95	3/30/2022

	3/29/2013	46,215	—		25.15	3/29/2023

	3/31/2014	35,698	—		32.56	3/31/2024

	4/2/2015	23,285	—		54.76	4/2/2025

	3/31/2016	14,221	—		52.74	3/31/2026

	3/31/2017	16,701	7,160	(3)	28.29	3/31/2027

	3/21/2018	11,720	17,582	(4)	23.68	3/21/2028

	3/28/2019	28,305	14,154	(5)	16.78	3/28/2029

							205,771	(6)	11,463,502	219,124	(7)	12,207,398

Timothy Johnson							36,637	(8)	2,041,047

Dein Boyle	2/4/2015	7,930	0		49.62	2/4/2025

	3/31/2016	14,221	0		52.74	3/31/2026

	3/31/2017	1,603	5,768	(3)	28.29	3/31/2027

	3/21/2018	5,849	0		23.68	3/21/2028

	3/28/2019	11,472	5,736	(5)	16.78	3/28/2029

	3/16/2021	0	16,989	(9)	36.20	3/16/2031

							43,878	(10)	2,444,443

Amy Hauk	3/30/2012	2,657	0		24.95	3/30/2022

	3/29/2013	5,463	0		25.15	3/29/2023

	3/31/2014	13,818	0		32.56	3/31/2024

	4/2/2015	8,901	0		54.76	4/2/2025

	3/31/2016	9,742	0		52.74	3/31/2026

	3/31/2017	6,542	2,804	(3)	28.29	3/31/2027

	3/21/2018	9,504	0		23.68	3/21/2028

	3/28/2019	0	13,781	(5)	16.78	3/28/2029

	3/16/2021	0	19,890	(9)	36.20	3/16/2031

							130,372	(11)	7,263,024

Gregory Unis	3/31/2017	12,525	5,370	(3)	28.29	3/31/2027

	3/21/2018	9,502	14,256	(4)	23.68	3/21/2028

	3/28/2019	25,326	12,664	(5)	16.78	3/28/2029

	3/16/2021	0	18,233	(9)	36.20	3/16/2031

							166,754	(12)	9,289,865

54	VS&Co | 2022 Proxy Statement

    Compensation Discussion and Analysis

(1) The market value is the product of $55.71, the closing price of our common shares on the NYSE on January 28, 2022, and the number of shares subject to unvested stock.

(2) Based on current performance in accordance with the SEC rules, PSUs assume payout at the target payout level.

(3) Options vest on March 31, 2022.

(4) Options vest 50% on March 21, 2022 and 50% on March 21, 2023.

(5) Options vest on March 28, 2022.

(6) Reflects RSUs that vest as follows: 8,791 shares on March 21, 2022; 99,071 shares on March 28, 2022; 20,948 shares on March 31, 2022; 13,030 shares on April 25, 2022; 8,790 shares on March 21, 2023; 13,031 shares on April 25, 2023; and 42,110 shares on December 11, 2023.

(7) Subject to achievement of performance conditions, shares vest on February 5, 2024.

(8) Reflects RSUs that vest as follows: 10,991 shares on June 2, 2022; 10,991 shares on June 2, 2023; and 14,655 shares on June 2, 2024.

(9) Options vest 50% on March 16, 2023 and 50% on March 16, 2024.

(10) Reflects RSUs that vest as follows: 10,516 shares on March 28, 2022; 16,372 shares on March 31, 2022; 8,495 shares on March 16, 2023 and 8,495 shares on March 16, 2024.

(11) Reflects RSUs that vest as follows: 96,465 shares on March 28, 2022; 14,017 shares on March 31, 2022; 9,945 shares on March 16, 2023; and 9,945 shares on March 16, 2024.

(12) Reflects RSUs that vest as follows: 16,632 on March 21, 2022; 88,643 on March 28, 2022; 12,528 on March 31, 2022; 7,043 on April 25, 2022; 9,118 on March 16, 2023; 16,632 on March 21, 2023; 7,043 on April 25, 2023; and 9,115 on March 16, 2024.

Exercises and Stock Vested Information for Fiscal 2021

The table below shows stock options that were exercised and RSUs that vested during fiscal 2021 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Martin Waters	6,149	186,456	30,712	2,067,225

Timothy Johnson	0	0	0	0

Dein Boyle(2)	15,204	320,396	45,445	2,820,189

Amy Hauk(2)	16,553	555,525	104,470	5,943,996

Gregory Unis(2)	0	0	17,002	1,058,520

(1) This column represents the vesting during fiscal 2021 of RSUs granted during fiscal 2016, 2017, 2018 and 2019.

(2) As described earlier, awards granted for Ms. Hauk, Mssrs Unis and Boyle, while executives at L Brands, took the form of time vested RSUs and options and were not tied to specific financial metrics. Such awards were consistent with other executives at their level under the L Brands structure. Their first grant from VS&Co in fiscal 2022 will include PSUs and RSUs as described earlier in the Long-Term Incentive Compensation Section of this CD&A.

VS&Co | 2022 Proxy Statement	55

    Compensation Discussion and Analysis

Non-qualified Deferred Compensation for Fiscal 2021

The table below provides information regarding the named executive officers’ non-qualified supplemental retirement plan which was terminated by the LB HCC Committee on June 27, 2020. Remaining benefits and obligations under the plan were paid out in full approximately one year following the Termination Date. For more information see “Non-Qualified Defined Contribution Deferred Compensation and Supplemental Retirement Plan” in the CD&A.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawls/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)

Martin Waters	0	96,490	56,023	6,054,575	0

Timothy Johnson	0	—	0	—	0

Dein Boyle	0	30,626	45,817	3,210,730	0

Amy Hauk	0	49,151	40,513	2,844,464	0

Gregory Unis	0	149,297	9,487	693,267	0

(1) Reflects L Brands’ retirement contribution of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the ‘‘All Other Compensation’’ column of the 2021 Summary Compensation Table.

(2) Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $33,546, $27,436, $24,259, and $5,681 for Mr. Waters, Mr. Boyle, Ms. Hauk and Mr. Unis, respectively, is disclosed in the ‘‘Change in Pension Value and Non-qualified Deferred Compensation Earnings’’ column of the 2021 Summary Compensation Table. Amount includes dividends earned on deferred stock and RSU balances in the amount of $4,673 for Mr. Waters. Dividends were reinvested into additional stock units based on the closing market price of L Brands common stock on the dividend payment date.

(3) Balances were distributed following plan termination according to IRS rules.

Estimated Post-Employment Payments and Benefits

VS&Co has entered into certain agreements with Messrs. Waters, Unis, Boyle and Johnson and Ms. Hauk that will require VS&Co to provide compensation in the event of a qualifying termination of employment, including a termination following a change in control of VS&Co. In addition, participants in the VS 2021 Stock Plan receive accelerated vesting of equity awards in the event of termination due to death or upon a “change in control” in the event of the participant’s termination of employment (other than for “cause”) within 24 months of the change in control (commonly referred to as “double-trigger” vesting).

However, the HCCC retains discretion to provide additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

56	VS&Co | 2022 Proxy Statement

    Compensation Discussion and Analysis

The following tables set forth the expected benefits that would be received by each of the NEOs in the event of termination resulting from various scenarios, assuming a termination date of January 29, 2022 and a stock price of $55.71, the price of VS&Co common stock on the last trading day of the fiscal year. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply. The paragraphs following the table explain the general provisions applicable to each termination or change of control situation.

Martin Waters

	Involuntary Without Cause or Voluntary With Good Reason
	Without Release ($)	With Release ($)	Death ($)(1)	Disability ($)	Termination Following Change of Control ($)

Base Salary	1,250,000	2,500,000	0	612,500	3,750,000

Bonus(2)	0	2,250,000	1,350,000	1,350,000	8,100,000

Long-Term Incentive Awards(3)	0	13,877,065	24,981,471	24,981,471	24,981,471

Benefits(4)	15,858	31,717	2,000,000	0	47,575

Total	1,265,858	18,658,782	28,331,471	26,943,971	36,879,046

Timothy Johnson

	Involuntary Without Cause or Voluntary With Good Reason
	Without Release ($)	With Release ($)	Death ($)(1)	Disability ($)	Termination Following Change of Control ($)

Base Salary	0	1,500,000	0	487,500	1,500,000

Bonus(2)	0	675,000	405,000	405,000	583,022

Long-Term Incentive Awards(3)	0	396,878	2,041,047	2,041,047	2,041,047

Benefits(4)	0	31,717	1,500,000	0	31,717

Total	0	2,603,595	3,946,047	2,933,547	4,155,786

Dein Boyle

	Involuntary Without Cause or Voluntary With Good Reason
	Without Release ($)	With Release ($)	Death ($)(1)	Disability ($)	Termination Following Change of Control ($)

Base Salary	0	1,640,000	0	505,000	1,640,000

Bonus(2)	0	1,025,000	615,000	615,000	2,922,019

Long-Term Incentive Awards(3)	0	2,320,099	3,157,396	3,157,396	3,157,396

Benefits(4)	0	31,717	1,640,000	0	31,717

Total	0	5,016,816	5,412,396	4,277,396	7,751,132

VS&Co | 2022 Proxy Statement	57

    Compensation Discussion and Analysis

Amy Hauk

	Involuntary Without Cause or Voluntary With Good Reason
	Without Release ($)	With Release ($)	Death ($)(1)	Disability ($)	Termination Following Change of Control ($)

Base Salary	0	1,920,000	0	540,000	1,920,000

Bonus(2)	0	1,632,000	979,200	979,200	4,504,800

Long-Term Incentive Awards(3)	0	6,812,665	8,264,488	8,264,488	8,264,488

Benefits(4)	0	31,717	1,920,000	0	31,717

Total	0	10,396,382	11,163,688	9,783,688	14,721,005

Gregory Unis

	Involuntary Without Cause or Voluntary With Good Reason
	Without Release ($)	With Release ($)	Death ($)(1)	Disability ($)	Termination Following Change of Control ($)

Base Salary	0	1,760,000	0	520,000	1,760,000

Bonus(2)	0	1,496,000	897,600	897,600	5,562,400

Long-Term Incentive Awards(3)	0	8,672,971	10,742,559	10,742,559	10,742,559

Benefits(4)	0	26,412	1,760,000	0	26,412

Total	0	11,955,383	13,400,159	12,160,159	18,091,371

(1) Generally, in the event of an NEO’s death, subject to the achievement of any underlying performance conditions, any time-vesting conditions are deemed satisfied.

(2) Bonus amounts assumed at target. Under ‘‘Involuntary without Cause or Voluntary with Good Reason’’ termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with VS&Co for a period of one year after the termination date of January 29, 2022. Under a ‘‘Termination following Change in Control’’ scenario, Mr. Waters will receive a bonus payment equal to three times his annual target plus a prorated amount for the season in which his employment is terminated; Mr. Johnson, Mr. Boyle, Ms. Hauk and Mr. Unis will receive bonus payments equal to the sum of the last four seasonal bonus payments received plus a prorated amount for the season in which her or his employment is terminated.

(3) Reflects the value of unvested RSUs, PSUs and stock options that, subject to achievement of pre-established performance conditions, if applicable, would become vested based on the $55.71 fair market value of a share of VS&Co common stock on the last trading day of the fiscal year (January 28, 2022). PSUs are presented in the table using the same payout assumptions as noted in footnote 2 to the Outstanding Equity Awards at Fiscal Year-End for Fiscal 2021 table.

(4) Includes the continuation of medical and dental benefits or life insurance payment in the event of death.

Mr. Waters’ Employment Agreement

Involuntary Termination

Pursuant to Mr. Waters’ employment agreement effective as of May 2021, in the event of a termination of Mr. Waters’ employment by VS&Co other than for “cause” or by Mr. Waters for “good reason,” other than during the 24-month period following a “change in control” or within the three months preceding or 24 months following a sale or spinoff of VS&Co, VS&Co will provide for a period up to 12 months from the termination date (i) continued payment of his base salary and (ii) medical and dental benefits substantially similar in the aggregate to those provided to Mr. Waters prior to the date of his termination of employment.

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    Compensation Discussion and Analysis

If Mr. Waters executes and does not revoke a general waiver and release of claims, he will be entitled to receive:

•	Continued payment of his base salary for 24 months following the termination date;

•	The incentive compensation he would have received if he had remained an associate of VS&Co for one year following the termination date;

•	A pro-rated portion of any outstanding unvested equity awards held by him as of the termination date, vesting according to the original vesting schedule; and

•

For a period of up to 24 months following the termination of employment, Mr. Waters and his beneficiaries will be entitled to receive medical and dental benefits substantially similar in the aggregate to those provided prior to the date of his termination of employment.

Death or Disability

In the event of a termination due to death or disability, the post-termination benefits generally consist of:

•	Pro-rated incentive compensation based on actual performance;

•

Accelerated vesting of stock options and RSUs in the event of death or stock options and RSUs vesting according to the original vesting schedule in the event of termination due to disability, and outstanding stock options remain exercisable within one year of termination, but in no case later than the date of expiration of the original term; and

•	PSUs vest on the original vesting date based on actual performance.

Change of Control

If such termination of Mr. Waters’ employment occurs within the 24-month period following a “change in control” or within the three months preceding or 24 months following a sale or spinoff of VS&Co, subject to Mr. Waters’ execution and nonrevocation of a general waiver and release of claims, he will be entitled to receive:

•	An amount equal to three times his base salary;

•	An amount equal to three times his target incentive compensation plus a pro-rated amount for the season in which the termination occurred based on actual performance;

•

Accelerated vesting of any outstanding unvested equity awards held by him as of the termination date; performance goals will be deemed to be achieved at target levels if less than one-third of the applicable performance period has lapsed, otherwise performance goals will be deemed achieved at maximum levels; and

•

For a period of 36 months following the termination of employment (or earlier if Mr. Waters becomes subsequently employed), Mr. Waters and his beneficiaries will be entitled to receive medical and dental benefits substantially similar in the aggregate to those provided prior to the date of his termination of employment.

Messrs. Boyle, Johnson and Unis and Ms. Hauk’s Employment Agreements

Involuntary Termination

Pursuant to Messrs. Boyle, Johnson and Unis and Ms. Hauk’s employment agreements, in the event of a termination of employment by VS&Co other than for “cause” or by the executive for “good reason,” other than during the 24-month period following a “change in control” or within the three months preceding or 24 months following a sale or spinoff of VS&Co, subject to the executive’s execution and nonrevocation of a general waiver and release of claims, the executive will be entitled to receive:

•	Continued payment of the executive’s base salary for 24 months following the termination date;

•	The incentive compensation the executive would have received if he or she had remained an associate of VS&Co for one year following the termination date;

•	A pro-rated portion of any outstanding unvested equity awards held by the executive as of the termination date, vesting according to the original vesting schedule; and

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    Compensation Discussion and Analysis

•

For a period of up to 24 months following the termination of employment, the executive and his or her beneficiaries will be entitled to receive medical and dental benefits substantially similar in the aggregate to those provided to the executive prior to the date of his or her termination of employment.

Death or Disability

In the event of a termination due to death or disability, the post-termination benefits generally consist of:

•	Pro-rated incentive compensation based on actual performance;

•

Accelerated vesting of stock options and RSUs in the event of death or stock options and RSUs vesting according to the original vesting schedule in the event of termination due to disability, and outstanding stock options remain exercisable within one year of termination, but in no case later than the date of expiration of the original term; and

•	PSUs vest on the original vesting date based on actual performance.

Change of Control

If such termination of the executive’s employment occurs within the 24-month period following a “change in control” or within the three months preceding or 24 months following a sale or spinoff of VS&Co, subject to the executive’s execution and nonrevocation of a general waiver and release of claims, the executive will be entitled to receive:

•	An amount equal to two times his or her base salary;

•	An amount equal to the sum of the last four bonus payments plus a prorated amount for the season in which his or her employment is terminated, based on actual performance;

•

Accelerated vesting of any outstanding unvested equity awards held by the executive as of the termination date; performance goals will be deemed to be achieved at target levels if less than one-third of the applicable performance period has lapsed, otherwise performance goals will be deemed achieved at maximum levels; and

•

For a period of 24 months following the termination of employment (or earlier if the executive becomes subsequently employed), the executive and his beneficiaries will be entitled to receive medical and dental benefits substantially similar in the aggregate to those provided prior to the date of his or her termination of employment.

Definitions of “Cause” and “Good Reason”

The agreements described above contain customary definitions of “cause” and “good reason.” “Cause” generally means that (i) the NEO was grossly negligent in the performance of his or her duties with the company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness); (ii) the NEO has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (iii) the NEO engaged in misconduct in bad faith which could reasonably be expected to materially harm VS&Co’s business or its reputation.

In addition, the NEO has the right to resign for “good reason” in case of certain events. “Good Reason” generally means (i) the NEO’s failure to continue in a capacity originally contemplated in the NEO’s agreement; (ii) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her agreement; (iii) a material reduction of or a delay in payment of the NEO’s total cash compensation and benefits from those required to be provided; (iv) the failure by VS&Co to obtain the assumption in writing of its obligation to perform the agreement by a successor; or (v) for Messrs. Boyle, Johnson and Unis and Ms. Hauk, the relocation of their principal place of employment from the current location.

Definition of “Change in Control”

A “change in control” will be deemed to have occurred upon the first of any of the following events to occur: (i) the consummation of any sale of stock, merger, consolidation, spin-off or similar transaction following which L Brands no longer directly or indirectly owns at least fifty percent (50%) of the voting securities of VS&Co then outstanding; (ii) any person

60	VS&Co | 2022 Proxy Statement

    Compensation Discussion and Analysis

(other than an “excluded person,” as defined in the applicable agreement) becomes the “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of VS&Co common stock then outstanding other than solely as a result of a stock acquisition by VS&Co; provided that a person whose beneficial ownership increases to fifty percent (50%) or more as a result of a stock acquisition by VS&Co which reduces the VS&Co common stock outstanding and proportionately increases the percentage ownership of the remaining shareholders will not be treated as having an acquisition solely as a result of a stock acquisition by VS&Co unless or until that person later becomes the “beneficial owner” of any additional VS&Co common stock at a time that the person is the “beneficial owner” of fifty percent (50%) or more of the combined voting power of the VS&Co common stock then outstanding; (iii) the sale or other disposition of all or substantially all of the assets of VS&Co; or (iv) the consummation of a complete liquidation or dissolution of VS&Co.

No Tax Gross-ups

In the event of a termination following a “change in control,” none of our NEOs are entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section  280G of the Internal Revenue Code.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, the following disclosure provides the ratio of the annual total compensation of Mr. Waters, our CEO, to the annual total compensation of our median associate.

For fiscal 2021, the median annual total compensation of our associates, other than the CEO, was $10,856. Mr. Waters’ annual total compensation for fiscal 2021 was $12,905,231. Based on this information the ratio of the annual total compensation of the CEO to the median annual total compensation of all other associates was estimated to be 1,189 to 1. The median associate was a part-time sales associate hired in the second quarter of the fiscal year.

Our median associate was determined based on cash compensation paid during the fiscal year for all associates active as of the last day of the fiscal year, including part-time associates. The annual total compensation was calculated for both Mr. Waters and the median associate in accordance with the SEC rules applicable to the Summary Compensation Table.

The SEC’s rules for identifying the median associate and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates and assumptions that reflect their associate populations and compensation practices. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee of the Board of Directors is composed of four directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the Human Capital and Compensation Committee is a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934, as amended.

The Human Capital and Compensation Committee has reviewed and discussed the CD&A with management. Based on that review and discussion, the Human Capital and Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

Human Capital and Compensation Committee

Irene Chang Britt, Chair
Jacqueline Hernández
Lauren Peters
Anne Sheehan

VS&Co | 2022 Proxy Statement	61

PROPOSAL TWO:

Advisory Approval of Compensation of Named Executive Officers

The Board is asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as described above in the “Compensation Discussion and Analysis” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” vote, gives stockholders the opportunity to express their views on our executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.

Although the vote on this proposal is advisory and non-binding, the Board and the Human Capital and Compensation Committee will carefully consider the results of this vote and, if there are a significant number of negative votes, we will seek to understand the concerns that influenced those votes and address them in making future decisions about our executive compensation program.

62	VS&Co | 2022 Proxy Statement

PROPOSAL THREE:

Advisory Vote on Frequency of Future Advisory Votes on Compensation of Named Executive Officers

In addition to the advisory vote on the compensation of our named executive officers, the Board is also seeking an advisory vote on how often stockholders should vote on the compensation of our named executive officers. Applicable law requires that stockholders be given the opportunity of a “say-on-pay” vote every one, two, or three years. We are asking stockholders to vote, on an advisory basis, on whether we should include a “say-on-pay” proposal at the annual meeting of stockholders every one, two, or three years. Although the vote on this proposal is advisory and not binding, the Board will consider the outcome of the vote in making its decision on how frequently “say-on-pay” votes should occur.

We recommend that stockholders select a frequency of every one year. We believe that it is most appropriate for our stockholders to provide us with annual feedback on our executive compensation program. Having a “say-on-pay” vote annually will give us the opportunity to receive stockholder feedback on our executive compensation on a timely and regular basis and to consider that feedback as part of our annual executive compensation review.

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Beneficial Ownership of Shares

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2022, unless otherwise noted, by (i) each person known by us to beneficially own more than 5% of our outstanding common stock based on publicly available information, (ii) each of our directors and our new director nominee, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Except as otherwise noted, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. SEC rules consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power, as well as any securities that person has the right to acquire beneficial ownership of within 60 days, including through exercise of an option or similar right.

	Common Stock	Right to Acquire(1)	Total Beneficial Ownership	Percent of Class(2)

5% or More Beneficial Owners

FMR LLC(3)	9,605,698	—	9,605,698	11.5%

The Vanguard Group(4)	8,527,168	—	8,527,168	10.2%

Lone Pine Capital LLC(5)	8,195,810	—	8,195,810	9.8%

The WindAcre Partnership, LLC(6)	7,204,300	—	7,204,300	8.6%

BlackRock, Inc.(7)	6,193,385	—	6,193,385	7.4%

Directors and Executive Officers

Irene Chang Britt	2,352	—	2,352	*

Sarah Davis	2,309	—	2,309	*

Jacqueline Hernández	2,309	—	2,309	*

Donna James	20,059	—	20,069	*

Mariam Naficy	—	—	—	—

Lauren Peters	2,352	—	2,352	*

Anne Sheehan	5,112	—	5,112	*

Martin Waters	100,906	264,358	365,264	*

Dein Boyle(8)	29,134	52,579	81,713	*

Amy Hauk	62,035	70,555	132,590	*

Timothy Johnson	—	—	—	—

Gregory Unis	57,755	79,558	137,313	*

Directors and executive officers as a group (14 persons)(9)	311,692	480,430	792,122	*

* Represents less than 1% of our outstanding common stock.

(1) Includes (i) shares for options exercisable within 60 days of April 1, 2022 and (ii) unvested restricted stock units that will vest within 60 days of April 1, 2022.

(2) Percent is based on 83,554,806 shares outstanding as of April 1, 2022, and the shares that such executive officer has the right to acquire within 60 days of April 1, 2022, if applicable.

(3) Based solely on information set forth in the Schedule 13G/A filed February 9, 2022 by FMR LLC (“Fidelity”). Fidelity has sole voting power over 410,600 shares and sole investment power over 9,605,698 shares. Fidelity’s address is 245 Summer Street, Boston, MA 02210. Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are

64	VS&Co | 2022 Proxy Statement

    Beneficial Ownership of Shares

the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4) Based solely on information set forth in the Schedule 13G filed February 10, 2022 by The Vanguard Group (“Vanguard”). Vanguard has shared voting power over 43,327 shares, shared investment power over 114,923 shares, and sole investment power over 8,412,245 shares. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(5) Based solely on information set forth in the Schedule 13G filed February 14, 2022 by Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler (each, a “Lone Pine Reporting Person”). Each Lone Pine Reporting Person has shared voting power and shared investment power over 8,195,810 shares. Each Lone Pine Reporting Person’s address is Two Greenwich Plaza, Greenwich, CT 06830.

(6) Based solely on information set forth in the Schedule 13G filed February 14, 2022 by The WindAcre Partnership, LLC, The WindAcre Partnership Master Fund, LP and Snehal Rajnikant Amin (each, a “WindAcre Reporting Person”). Each WindAcre Reporting Person has shared voting power and shared investment power over 7,204,300 shares. Each WindAcre Reporting Person’s address is 2200 Post Oak Boulevard, Suite 1580, Houston, TX 77056.

(7) Based solely on information set forth in the Schedule 13G filed February 7, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 6,038,509 shares and sole investment power over 6,193,385 shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(8) Includes 13,286 shares pledged as security.

(9) Excludes Mariam Naficy, a new director nominee.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and stockholders owning more than 10% of our outstanding common stock (“reporting persons”) to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and to provide us with copies of those forms. To our knowledge, based solely on review of the Section 16(a) forms received by us, we believe that all reportable transactions during fiscal 2021 were reported on a timely basis.

VS&Co | 2022 Proxy Statement	65

Audit Committee Matters

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of VS&Co’s financial statements, (ii) VS&Co’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of VS&Co’s independent auditors and (iv) the performance of VS&Co’s internal audit function, as set forth and required by our written charter.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that VS&Co’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing VS&Co’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of VS&Co’s exposure to risk.

We have reviewed and discussed VS&Co’s audited financial statements as of and for the year ended January 29, 2022 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations.

We have also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. VS&Co’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from VS&Co. We considered whether the provision of non-audit services by the independent auditors to VS&Co is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended that VS&Co’s audited financial statements be included in its 2021 Form 10-K for filing with the SEC.

We have appointed Ernst & Young LLP as VS&Co’s independent registered public accounting firm.

Audit Committee

Sarah Davis, Chair
Irene Chang Britt
Donna James
Lauren Peters

66	VS&Co | 2022 Proxy Statement

PROPOSAL FOUR:

Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP has been VS&Co’s independent registered public accounting firm since the Separation, including for purposes of performing an audit of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022. On March 1, 2022, the Audit Committee approved the engagement of Ernst & Young LLP to serve as our independent registered public accounting firm and to perform the audit of our financial statements and internal control over financial reporting for the fiscal year ending January 28, 2023. Representatives of Ernst & Young LLP are expected to be present at the 2022 Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although ratification of the Audit Committee’s appointment of Ernst & Young LLP is not required by law or our governing documents, the Board is submitting the appointment of Ernst & Young LLP as our independent registered public accounting firm to our stockholders for ratification because we value our stockholders’ views on this matter. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons behind the rejection and reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of VS&Co and its stockholders.

Fees of Independent Registered Public Accounting Firm

During our 2021 fiscal year, Ernst & Young LLP served as VS&Co’s independent registered public accounting firm and in that capacity rendered an opinion on our consolidated and combined financial statements as of and for the fiscal year ended January 29, 2022. The Audit Committee has selected Ernst & Young LLP as VS&Co’s independent registered public accounting firm for the current fiscal year.

Prior to the spin-off from L Brands, VS&Co did not separately engage an independent registered public accounting firm. Ernst & Young LLP performed a separate audit of Bath & Body Works, Inc. (formerly known as L Brands) and performed certain other services related to us for periods prior to fiscal 2021; however, fees associated with those services prior to the Separation were paid by Bath & Body Works, Inc. and we expect they will be disclosed in Bath & Body Works, Inc.’s proxy statement.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP by VS&Co for fiscal 2021 were approximately $2,988,000. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated and combined financial statements and reviews of our unaudited consolidated and combined interim financial statements, as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated and combined financial statements for fiscal 2021 were approximately $129,000. The fees under

VS&Co | 2022 Proxy Statement	67

    Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm

this category are for assurance and related services that are traditionally performed by the independent auditor and include debt offering procedures and other attest engagements.

Tax Fees

No fees for tax services were paid to Ernst & Young LLP for fiscal year 2021.

All Other Fees

No fees for other services were paid to Ernst & Young LLP for fiscal year 2021.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

68	VS&Co | 2022 Proxy Statement

Stockholder Proposals for 2023

Requirements for Stockholder Nominations and Proposals

If a stockholder intends to present a proposal at the 2023 annual meeting of stockholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 of the Exchange Act, then the stockholder must ensure that we receive the proposal by December 15, 2022. For additional information, see “Proxy Access” below.

If a stockholder wants to bring proper business before an annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our proxy materials, the stockholder must follow procedures outlined in our Bylaws. Our Bylaws provide that stockholders of record are able to nominate persons for election as a director or submit other proposals constituting a proper matter for stockholder action only by providing proper notice to our Corporate Secretary. Proper notice generally must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. For the annual stockholder meeting in 2023, the first anniversary date of the 2022 Annual Meeting is May 27, 2023, meaning proper notice must be delivered no earlier than January 27, 2023 and no later than February 26, 2023. However, a stockholder may deliver notice prior to the time period specified above if earlier delivery is required under Rule 14a-8 of the Exchange Act. Further, if the date of the annual meeting is advanced by more than 30 days prior to such anniversary or delayed more than 90 days after such anniversary, then to be timely, proper notice must be received no earlier than 120 days prior to the date of the annual meeting and no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which announcement of the date of the meeting was first made. The notice must include, among other information, the name and address of the stockholder giving the notice, information about the stockholder’s ownership of VS&Co securities, certain information relating to each person whom the stockholder proposes to nominate for election as a director, and a brief description of any business the stockholder proposes to bring before the meeting and the reasons for bringing such proposal. Any nomination or other proposal must also meet the other requirements of the Bylaws, Delaware law, and SEC rules relating to stockholder proposals. Stockholder nominations and proposals must be mailed to: Corporate Secretary, Four Limited Parkway, Reynoldsburg, Ohio 43068.

Proxy Access

Under our Bylaws, up to 20 stockholders owning 3% or more of VS&Co’s outstanding common stock continuously for at least three years may nominate the greater of two directors or up to 20% of the Board, and include those nominees in our proxy materials. Proper notice of stockholder nominations for persons for election as a director that are to be included in our proxy materials must be mailed and received at our principal executive offices, addressed to: Corporate Secretary, Four Limited Parkway, Reynoldsburg, Ohio 43068, not less than 120 days nor more than 150 days prior to the first anniversary of the date that the proxy statement was first distributed to stockholders for the immediately preceding annual meeting of stockholders. For the annual stockholder meeting in 2023, the first anniversary of the date that the proxy statement for the 2022 Annual Meeting was distributed to stockholders is April 14, 2023. Accordingly, proper notice must be delivered no earlier than November 15, 2022 and no later than December 15, 2022.

VS&Co | 2022 Proxy Statement	69

Questions and Answers

When is the 2022 Annual Meeting?

The 2022 Annual Meeting will be held virtually on Friday, May 27, 2022, at 8:30 a.m., Eastern Time.

How can I attend the 2022 Annual Meeting?

In an effort to encourage all of our stockholders to attend the 2022 Annual Meeting virtually from any location convenient to them, as well as alleviate concerns about the Covid-19 pandemic and the environmental impact of traveling to an in-person meeting, the 2022 Annual Meeting will be conducted exclusively online via live audio webcast. Stockholders will not be able to attend the 2022 Annual Meeting in person.

To participate in the 2022 Annual Meeting, please visit www.proxydocs.com/VSCO. In order to attend, you must register in advance at www.proxydocs.com/VSCO using the 12 digit control number found on your Notice Regarding the Availability of Proxy Materials or your proxy card. Upon completing your registration, you will receive further instructions via email, including information about your unique link that will allow you to attend the meeting and to vote and submit questions during the meeting.

If you are a beneficial owner of shares (that is, you hold your shares through a bank, broker, or other nominee) you may use the control number given by your provider to register to attend and submit questions at www.proxydocs.com/VSCO. To vote, you may be required to obtain a legal proxy and you must follow the instructions you receive from your bank, broker, or other nominee as well as the instructions you receive via email upon your successful registration for the meeting.

How can I request technical assistance during the 2022 Annual Meeting?

There will be technicians ready to assist you with any technical difficulties you may have accessing the live audio webcast. Please be sure to log into the meeting at least 15 minutes prior to the start of the meeting so that any technical difficulties can be addressed before the meeting begins. Technical assistance will be available on the day of the meeting to anyone that is registered to attend the meeting. Instructions on how to access technical support will be provided in the confirmation email a stockholder receives upon registering for the meeting.

How can I ask a question at the 2022 Annual Meeting?

Stockholders can submit questions either before or during the meeting. Stockholders can submit questions in advance when registering for the meeting at www.proxydocs.com/VSCO. Stockholders who wish to submit a question in advance of the meeting will need to register for the meeting using their 12 digit control number. Stockholders can submit questions during the virtual meeting at in the meeting portal. After the 2022 Annual Meeting is adjourned, we will hold a live webcast Q&A session. During the live Q&A session, we intend to answer questions as they come in and address those asked in advance, to the extent relevant to the business of the meeting and as time permits.

Who may vote at the 2022 Annual Meeting?

Only holders of record of VS&Co common stock at the close of business on March 31, 2022, the Record Date of the 2022 Annual Meeting, are entitled to notice of, and to vote at, the 2022 Annual Meeting and any adjournments or postponements thereof. As of the Record Date, VS&Co had 82,827,486 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to one vote per share.

What constitutes a quorum?

The transaction of business at any meeting of stockholders cannot occur unless a quorum is present. At the 2022 Annual Meeting, the presence in person or by proxy of stockholders holding at least one-third of VS&Co’s outstanding common stock will constitute a quorum.

70	VS&Co | 2022 Proxy Statement

    Questions and Answers

If a meeting cannot be organized because a quorum is not present, a majority of the stockholders present in person or by proxy or the chair of the meeting may adjourn the meeting to such date and time (but not more than 30 days after the previously adjourned meeting) and place as they may determine, without notice other than by announcement at the meeting of the time and place of the adjourned meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials?

In order to reduce the expenses and environmental impact of mailing proxy materials, we have elected to use the SEC’s Notice and Access model, which allows us to make the Notice of Annual Meeting of Stockholders, Proxy Statement, 2021 Annual Report, and other proxy materials available on the Internet as the primary means of furnishing the proxy materials to stockholders. On or about April 14, 2022, we mailed to stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to gain access, free of charge, to the proxy materials and how to request a printed set of proxy materials. The Proxy Statement, Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and Notice of Annual Meeting of Stockholders are available at www.proxydocs.com/VSCO.

If you receive a Notice Regarding the Availability of Proxy Materials, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like to receive a printed copy of the proxy materials by mail, please follow the instructions for requesting such materials included in the Notice.

How does the Board recommend I vote on these proposals?

The Board unanimously recommends a vote:

•	FOR the election of the nominees for director presented in this Proxy Statement

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers

•	FOR ONE YEAR as the frequency of future advisory votes on the compensation of our named executive officers

•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022

If you submit a proxy without giving voting instructions, your shares will be voted as recommended by the Board.

We do not know of any other matters that will be considered at the 2022 Annual Meeting. If any matter other than the proposals described in this Proxy Statement arises at the 2022 Annual Meeting, you instruct the Company-designed proxy holders to vote your shares in accordance with the recommendations of the Board.

How do I vote my shares?

Stockholders are encouraged to vote their shares before the 2022 Annual Meeting, even if they plan on attending the meeting. Please read the Proxy Statement and vote right away.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (in other words, you are a “stockholder of record”), you can vote using any of the following methods:

•	by Internet at www.proxydocs.com/VSCO

•	by telephone at 1-866-977-5067

•	by mail by requesting a printed set of proxy materials and then completing, signing, and returning the proxy card you receive in response to your request

If your shares are registered in the name of your bank, broker, or other nominee (in other words, you are a “beneficial stockholder”), you will receive instructions from your bank, broker, or other nominee that you will need to follow in order to vote your shares.

VS&Co | 2022 Proxy Statement	71

    Questions and Answers

Can I change or revoke my proxy?

Yes. All proxies delivered pursuant to this Proxy Statement are revocable at any time before they are voted. If you are a stockholder of record, you can revoke your proxy by mailing written notice of revocation to: Corporate Secretary, Four Limited Parkway, Reynoldsburg, Ohio 43068. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the virtual meeting and voting online during the meeting. If you are a beneficial stockholder, you may revoke your proxy by submitting new voting instructions to your bank, broker, or other nominee or, if you have obtained legal proxy from your bank, broker, or other nominee, by attending the virtual meeting and voting online during the meeting.

What vote is required to approve each proposal?

Proposal	Voting Options	Vote Required for Approval	Is Broker Discretionary Voting Allowed?

1. Election of Directors	“FOR,” “AGAINST,” or “ABSTAIN” for each nominee	Majority of votes cast for each nominee	No

2. Advisory Vote on Executive Compensation	“FOR,” “AGAINST,” or “ABSTAIN”	Majority of votes cast	No

3. Advisory Vote on Frequency of Vote on Executive Compensation	“ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN”	Majority of votes cast	No

4. Ratification of Ernst & Young LLP as Independent Public Accounting Firm	“FOR,” “AGAINST,” or “ABSTAIN”	Majority of votes cast	Yes

Abstentions and broker non-votes do not count as votes cast, and therefore have no effect on vote outcomes.

The vote to approve executive compensation and the vote to approve the frequency of votes on executive compensation are advisory in nature and non-binding. The Board will review the voting results on these proposals and take them into consideration when making future decisions about executive compensation and the frequency of stockholder votes on executive compensation.

Who bears the costs of this solicitation?

All expenses incurred in connection with the solicitation of proxies will be borne by VS&Co. We will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial stockholders.

We may solicit proxies by mail, telephone, electronic means, and personal contact by our directors, officers, and associates, who will not receive additional compensation for these services.

Who will count the votes?

Representatives of Mediant Communications Inc. will tabulate the votes and act as inspectors of election.

When and where will the voting results be published?

The official results of the voting at the 2022 Annual Meeting will be available on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

72	VS&Co | 2022 Proxy Statement

Appendix A

Non-GAAP Financial Measures

In addition to our results provided in accordance with GAAP in the Annual Report on Form 10-K, provided below are presentations of EBITDA and Free Cash Flow which are non-GAAP financial measures. EBITDA is defined as earnings before interest expense, income tax expense and depreciation and amortization. Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. We use adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of adjusted financial information may differ from similarly titled measures used by other companies. The table below reconciles the GAAP financial measures to the non-GAAP financial measures.

(in millions)	Fiscal Year Ended January 29, 2022

Reconciliation of Net Income (Loss) to EBITDA

Reported Net Income (Loss) – GAAP	$646

Interest Expense	27

Income Tax Expense	197

Depreciation and Amortization	303

EBITDA	$1,173

(in millions)	Fiscal Year Ended January 29, 2022

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Net Cash Provided by Operating Activities	$851

Capital Expenditures	(169)

Free Cash Flow	$682

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET

Go To: www.proxypush.com/VSCO
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-977-5067
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card Form in the postage-paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/VSCO

Victoria’s Secret & Co.

Annual Meeting of Stockholders

For Stockholders of record as of March 31, 2022

TIME:	Friday, May 27, 2022 8:30 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/VSCO for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy Johnson & Melinda McAfee (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Victoria’s Secret & Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Victoria’s Secret & Co.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	To elect eight directors to serve until the 2023 annual meeting of stockholders;
		FOR	AGAINST	ABSTAIN
	1.01 Irene Chang Britt	☐	☐	☐		FOR

	1.02 Sarah Davis	☐	☐	☐		FOR

	1.03 Jacqueline Hernández	☐	☐	☐		FOR

	1.04 Donna James	☐	☐	☐		FOR

	1.05 Mariam Naficy	☐	☐	☐		FOR

	1.06 Lauren Peters	☐	☐	☐		FOR

	1.07 Anne Sheehan	☐	☐	☐		FOR

	1.08 Martin Waters	☐	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To approve, on an advisory basis, the compensation of our named executive officers;	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN

3.	To select, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022; and	☐	☐	☐		FOR

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

You must register to attend the meeting online and participate at www.proxydocs.com/VSCO

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date